                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                               dated July 12, 2004

                                 By and Between

                               Legends Gaming, LLC

                                       and

                           Barden Colorado Gaming, LLC

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                                TABLE OF CONTENTS

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ARTICLE I  Definitions.........................................................................             1

   1.01     Previously Defined Terms...........................................................             1
   1.02     General Definitions................................................................             1
   1.03     Interpretation.....................................................................            15
   1.04     Knowledge..........................................................................            15
   1.05     Earnest Money......................................................................            15

ARTICLE II  Purchase and Sale, Purchase Price, Allocation and Other Related Matters............            18

   2.01     Purchase and Sale..................................................................            18
   2.02     Purchase Price.....................................................................            18
   2.03     Closing Payment....................................................................            19
   2.04     Closing Balance Sheet..............................................................            20
   2.05     Purchase Price Settlement..........................................................            22
   2.06     Assumed Liabilities................................................................            22
   2.07     Sales and Transfer Taxes...........................................................            25
   2.08     Allocation of Purchase Price.......................................................            25

ARTICLE III  Closing and Closing Date Deliveries...............................................            26

   3.01     Closing............................................................................            26
   3.02     Closing Deliveries by Seller.......................................................            27
   3.03     Closing Deliveries by Purchaser....................................................            29
   3.04     Non-Compete and Non-Solicitation Agreement.........................................            30
   3.05     Cooperation........................................................................            30

ARTICLE IV  Pre-Closing Filings................................................................            31

   4.01     HSR Act Filing.....................................................................            31
   4.02     Gaming Authorities Filings.........................................................            31
   4.03     Other Government Filings...........................................................            32

ARTICLE V  Pre-Closing Covenants...............................................................            32

   5.01     Due Diligence Review...............................................................            32
   5.02     Maintenance of Business and Notice of Changes......................................            32
   5.03     Pending Closing....................................................................            33
   5.04     Non-Solicitation...................................................................            36
   5.05     2004 Capital Expenditures..........................................................            36
   5.06     Consents...........................................................................            36
   5.07     Computer Systems Conversion........................................................            37

ARTICLE VI  Financial Statements; Other Prior Deliveries and Pre-Closing Deliveries............            37

   6.01     Pre-Signing Deliveries.............................................................            37
   6.02     Pre-Closing Deliveries.............................................................            38
   6.03     Financing Commitment...............................................................            41
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ARTICLE VII  Warranties and Representations of Seller..........................................            41

   7.01     Due Incorporation..................................................................            42
   7.02     Authority..........................................................................            42
   7.03     No Violations and Consents.........................................................            42
   7.04     Brokers............................................................................            44
   7.05     Required Assets....................................................................            44
   7.06     Related Party Transactions.........................................................            44
   7.07     Title to Purchased Assets..........................................................            44
   7.08     Condition of Assets................................................................            45
   7.09     Real Estate........................................................................            45
   7.10     Litigation and Compliance with Laws................................................            46
   7.11     Intellectual Property..............................................................            47
   7.12     Contracts..........................................................................            48
   7.13     Financial Statements and Related Matters...........................................            49
   7.14     Changes Since the Balance Sheet Date...............................................            50
   7.15     Insurance..........................................................................            52
   7.16     Licenses and Permits...............................................................            52
   7.17     Environmental Matters..............................................................            52
   7.18     Employee Benefit Plans and Employment Agreements...................................            56
   7.19     Taxes..............................................................................            58
   7.20     Complimentaries....................................................................            59
   7.21     Customer Database..................................................................            59
   7.22     Bobtail Access Agreement...........................................................            59
   7.23     2004 Capital Expenditures Budget...................................................            59
   7.24     Disclaimer of Other Representations and Representations............................            59

ARTICLE VIII  Warranties and Representations of Purchaser......................................            60

   8.01     Due Incorporation..................................................................            60
   8.02     Authority..........................................................................            60
   8.03     No Violations......................................................................            60
   8.04     Brokers............................................................................            61
   8.05     Ownership..........................................................................            61
   8.06     Gaming Licensing; Financing Commitment.............................................            62
   8.07     Litigation and Compliance with Laws................................................            62

ARTICLE IX  Conditions to Closing Applicable to Purchaser......................................            62

   9.01     No Termination.....................................................................            62
   9.02     Bring-Down of Seller Warranties....................................................            63
   9.03     No Material Adverse Change.........................................................            63
   9.04     Pending Actions....................................................................            63
   9.05     Consents and Approvals.............................................................            64
   9.06     HSR Act............................................................................            64
   9.07     All Necessary Documents............................................................            64
   9.08     Title Policy.......................................................................            64
   9.09     Lien Releases......................................................................            65
   9.10     Allocation Agreement...............................................................            65

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
ARTICLE X  Conditions to Closing Applicable to Seller..........................................            65

   10.01    No Termination.....................................................................            65
   10.02    Bring-Down of Purchaser Warranties.................................................            65
   10.03    Pending Actions....................................................................            66
   10.04    HSR Act............................................................................            66
   10.05    Gaming Authorities.................................................................            66
   10.06    All Necessary Documents............................................................            66
   10.07    Allocation Agreement...............................................................            66

ARTICLE XI  Termination........................................................................            67

   11.01    Termination........................................................................            67

ARTICLE XII  Indemnification...................................................................            68

   12.01    Seller's Indemnification...........................................................            68
   12.02    Purchaser Indemnification..........................................................            69
   12.03    Indemnification Notice.............................................................            69
   12.04    Indemnification Procedure..........................................................            70
   12.05    Survival of Representations and Warranties.........................................            71
   12.06    Limitations on Liability...........................................................            72
   12.07    Inapplicability of Limitations.....................................................            73
   12.08    Environmental Remediation Due to Expansion.........................................            74

ARTICLE XIII  Confidentiality..................................................................            76

   13.01    Confidentiality of Materials.......................................................            76

ARTICLE XIV  Employee Matters..................................................................            76

   14.01    Employees to be Hired by Purchaser.................................................            76
   14.02    Workers' Compensation and Medical Claims...........................................            78
   14.03    401(k) Plan........................................................................            80
   14.04    No Assumption of Plans.............................................................            80

ARTICLE XV  Certain Other Agreements...........................................................            81

   15.01    Post Closing Access to Records.....................................................            81
   15.02    Consents Not Obtained at Closing...................................................            81
   15.03    Bulk Sale Waiver and Indemnity.....................................................            82
   15.04    Website............................................................................            82
   15.05    Construction - City of Blackhawk...................................................            82
   15.06    Storm Sewer Easement...............................................................            83
   15.07    Temporary License..................................................................            85
   15.08    Employment Records of Transferred Employees........................................            85

ARTICLE XVI  Miscellaneous.....................................................................            85

   16.01    Cost and Expenses..................................................................            85
   16.02    Entire Agreement...................................................................            86
   16.03    Counterparts.......................................................................            86
   16.04    Assignment, Successors and Assigns.................................................            86
   16.05    Savings Clause.....................................................................            87
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   16.06    Headings...........................................................................            87
   16.07    Risk of Loss.......................................................................            87
   16.08    Governing Law......................................................................            87
   16.09    Press Releases.....................................................................            87
   16.10    U.S. Dollars.......................................................................            88
   16.11    Survival...........................................................................            88
   16.12    Notices............................................................................            88
   16.13    No Third-Party Beneficiary.........................................................            89

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

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement is made and entered into this 12th day of July, 2004 (this "Agreement") by and between Legends Gaming, LLC, a Delaware limited liability company ("Purchaser"), and Barden Colorado Gaming, LLC, a Colorado limited liability company ("Seller").

                                    Recitals:

            A. Seller owns and operates the Fitzgeralds-brand casino located in Black Hawk, Colorado (the "Casino").

            B. Seller desires to sell its business and substantially all of its assets and properties and Purchaser desires to acquire the business and substantially all of the assets and properties of Seller, on the terms and subject to the conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.01 Previously Defined Terms. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

            1.02 General Definitions. Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

            "2004 Capex Adjustment" - See Section 2.02(b).

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            "2004 Uncommitted Capital Expenditures Payments" shall mean the lesser of (A) $250,000 and (B) 50% of the sum of (x) the aggregate cash payments made by Seller after the date hereof and prior to December 31, 2004 for Uncommitted Capital Expenditures plus (y) the amount accrued for Uncommitted Capital Expenditures as a Current Liability on the Closing Balance Sheet.

            "2004 Uncommitted Capital Expenditure Reduction" shall mean $250,000 minus the sum of (x) 50% of the aggregate cash payments made by Seller after the date hereof and prior to December 31, 2004 for Uncommitted Capital Expenditures plus (y) 50% of the amount accrued for Uncommitted Capital Expenditures as a Current Liability on the Closing Balance Sheet.

            "2005 Slot Expenditures" - See Section 2.02(c).

            "Accounts Receivable" - See clause (ii) of the definition of "Purchased Assets."

            "Adjustment Report" - See Section 2.04(c).

            "Adverse Consequences" shall mean all allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all reasonable accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

            "Affiliate" shall mean a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and

                                       2

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policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Appraised Assets" - See Section 2.08(a).

            "Appurtenant Rights" - See clause (vi) of the definition of "Purchased Assets."

            "Associated Persons" shall mean William J. McEnery and G. Dan Marshall.

            "Assumed Liabilities" - See Section 2.06(a).

            "Assumed Taxes" shall mean Black Hawk, Colorado gaming device Taxes and real and personal property Taxes related to the Purchased Assets, in each case, only to the extent such Taxes have accrued on or prior to the Effective Time (but are not yet due and payable) and have been separately reserved for as a Current Liability on the Closing Balance Sheet.

            "Balance Sheet" - See Section 6.01.

            "Balance Sheet Date" - See Section 6.01.

            "Benefit Plans" - See Section 7.18(b).

            "Bobtail Access Agreement" shall mean the Agreement dated February 22, 1995 by and between 101 Main Street LLC and the City of Black Hawk.

            "Business" shall mean the business and operations conducted by Seller at the Casino.

            "Capital Expenditures Budget" shall mean the capital expenditures budget of Seller attached hereto as Exhibit A-1.

            "CERCLA" - See Section 7.17(a).

            "Certain Warranty Sections" - shall mean Sections 7.02, 7.04, 7.07,
7.17 and 7.19.

            "City" - See Section 15.05(a).

            "Closing" - See Section 3.01(a).

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            "Closing Balance Sheet" - See Section 2.04(a) and (e).

            "Closing Date" - See Section 3.01(a).

            "Closing Payment" - See Section 2.03(b).

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Commission" shall mean the Colorado Limited Gaming Control Commission.

            "Committed Capital Expenditures" - See Exhibit A-2 attached hereto.

            "Conditions Satisfaction Date" shall mean the date upon which all of the conditions precedent set forth in Articles IX and X of this Agreement are satisfied or waived by the appropriate party hereto, subject to Sections 3.01(b) and Article XI of this Agreement.

            "Confidentiality Agreement"- See Section 13.01.

            "Construction Approvals" - See Section 15.05(a).

            "Current Assets" shall mean the current assets set forth on Exhibit B attached hereto.

            "Current Liabilities" shall mean the current liabilities set forth on Exhibit C attached hereto.

            "Date of the Notice of Claim" - See Section 12.04(c).

            "Disclosure Schedule" shall mean the letter of even date herewith delivered to Purchaser from Seller pursuant to Section 6.01(c) simultaneously with the execution and delivery of this Agreement.

            "Division" shall mean the Colorado Division of Gaming.

            "DOJ" shall mean the United States Department of Justice.

            "Earnest Money" - See Section 1.05(a).

            "Easement Costs" - See Section 15.06(b)(i).

            "Effective Time" - See Section 3.01(a).

            "Employee" - See Section 14.01(a).

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            "ENVIRON" - See Section 12.08(c).

            "Environmental Claim" means any and all liabilities, claims, actions, proceedings, losses, costs, damages (actual and consequential), judgments, obligations, causes of action, fines, penalties or expenses (including without limitation attorneys' and consultant fees) incurred by reason of the presence, Release, threatened Release, use, handling, treatment, storage, disposal or transportation of Hazardous Materials or related to a violation or alleged violation of or liability or alleged liability arising under Environmental Laws.

            "Environmental Condition" shall mean contamination of the Real Property, including natural resources (e.g. flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to, caused by or arising out of the use, handling, storage, treatment, recycling, generation, transport, or Release of Hazardous Material, on, under or from the Real Property. With respect to Environmental Claims by third parties, Environmental Condition also includes the exposure of persons or property to Hazardous Material migrating from or otherwise emanating from or located on the Real Property.

            "Environmental Laws" - See Section 7.17(h).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" shall mean, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code.

            "Escrow Agent" - See Section 1.05(a).

            "Escrow Agreement" - See Section 1.05(a).

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            "Estimated Purchase Price" - See Section 2.03(b).

            "Expense Reimbursement Amount" - See Section 1.05(b).

            "Extended Closing Date" - See Section 3.01(a)(y).

            "Financial Statements" - See Section 6.01.

            "Financing Commitment Letter" - See Section 6.03.

            "FMLA" shall mean the Family and Medical Leave Act of 1993, as amended.

            "FTC" shall mean the United States Federal Trade Commission.

            "GAAP" shall mean generally accepted accounting principals in the United States.

            "Gaming Approval" shall mean when the Gaming Authorities have approved the issuance to Purchaser of a retail gaming license for the operation of the Casino in substantially the same manner and on substantially the same terms as it currently is operated, including findings of suitability for the Key and Associated Persons of Purchaser.

            "Gaming Authority" or "Gaming Authorities" shall mean the Commission and/or the Division, individually or collectively.

            "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision of any thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Gaming Authorities.

            "Hazardous Material" - See Section 7.17(a).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Improvements" - See clause (vi) of the definition of "Purchased Assets."

            "Indemnified Party" - See Section 12.03.

            "Indemnifying Party" - See Section 12.03.

            "Indenture" shall mean that certain Indenture, dated October 7, 2003, by and among Star, The Majestic Star Casino Capital Corp., and the Bank of New York, as trustee.

            "Independent Auditors" - See Section 2.04(d).

            "Inventory" - See clause (iv) of the definition of "Purchased
Assets."

            "Inventory Principles" - See Exhibit F.

            "Investor Holdings" shall mean Majestic Investor Holdings, LLC, a Delaware limited liability company.

            "IRS" shall mean the Internal Revenue Service.

            "Key Persons" shall mean key persons pursuant to the rules and regulations of the Gaming Authority.

            "Knowledge" - See Section 1.04.

            "Land" - See clause (vi) of the definition of "Purchased Assets."

            "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

            "Liabilities" shall mean any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

            "License Agreement" - See Section 3.02(g).

            "Licensed Items" - See Section 3.02(g).

            "Lien" shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature.

            "Liquor Approval" shall mean when the appropriate Governmental Authorities have approved the issuance or transfer to Purchaser of a liquor license for the service of alcoholic beverages at the Casino in substantially the same manner and on substantially the same terms as such beverages are currently served (other than the fact that such approval may be a temporary license).

            "Loan and Security Agreement" shall mean that certain Loan and Security Agreement dated October 7, 2003 between Star, certain of its subsidiaries, the lenders set forth therein and Wells Fargo Foothill, Inc.

            "Material Adverse Change" shall mean a material adverse effect on the financial condition, business, assets, liabilities or results of operations or operations of Seller and the Casino, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the announcement thereof, (ii) changes in circumstances or conditions affecting casinos in general and not specifically related to the Seller and the Casino, (iii) changes in Colorado Laws relating to casinos or changes in Colorado Tax Laws, (iv) changes in general economic, regulatory, or political conditions or in financial markets in the United States or (v) changes in GAAP.

            "Material Contracts" - See Section 7.12(a).

            "Mr. McEnery" - See Section 8.05.

            "Negotiation Date" - See Section 2.08(a).

            "Net Current Asset Calculation" - See Section 2.04(a).

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

            "Net Current Assets" shall mean the Current Assets minus the Current Liabilities.

            "New Computer System" - See Section 5.07.

            "Notice of Claim" - See Section 12.03.

            "Order" shall mean any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

            "Ordinary Course" shall mean the ordinary course of business of Seller, consistent with past practice and custom (including with respect to quantity and frequency).

            "PCBs" - See Section 7.17(a).

            "Permitted Liens" shall mean: (i) Liens for current Taxes not yet due and payable; (ii) Liens imposed by law and incurred in the Ordinary Course for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like which to the extent required by GAAP will be reflected as Current Liabilities on the Closing Balance Sheet; (iii) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation to the extent such pledges or deposits are included in the Purchased Assets; and (iv) minor defects in title which do not, individually or in the aggregate, interfere with the use, transferability or value of the property subject thereto.

            "Permitted Real Estate Encumbrances" - See Section 6.02(a).

            "Person" shall mean any natural person, corporation, partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

            "Preliminary Balance Sheet" - See Section 2.03(a).

            "Preliminary Net Current Asset Calculation" - See Section 2.03(a).

            "Purchase Price" - See Section 2.02.

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

            "Purchased Assets" shall mean all assets, rights and properties owned by Seller immediately prior to the Effective Time, other than the Retained Assets, whether or not carried and reflected on the books of Seller, including the following:

            (i) Cash and cash equivalents;

            (ii) All accounts, notes, contract or other receivables of Seller (collectively, "Accounts Receivable");

            (iii) All deposits and advances, prepaid expenses and other prepaid items of Seller (other than Retained Prepaids), to the extent that the full amount thereof is realizable by Purchaser after the Closing ("Purchased Prepaids");

            (iv) All inventories of Seller, including all such inventories of cards, chips, tokens, food, unopened liquor containers, merchandise, marketing materials (other than marketing materials relating to Star), gaming supplies and gaming device parts inventory ("Inventory");

            (v) All tangible assets, including machinery, equipment (including gaming equipment and devices), gaming tables, tools, spare parts, vehicles, trucks, transportation equipment, operating supplies, furniture and office equipment, fixtures, construction-in-progress, telephone system, telecopiers, photocopiers, computer hardware, computer software and base stock, of Seller;

            (vi) All of Seller's right, title and interest in and to (A) the parcels of land (the "Land") described in Section 7.09(a) of the Disclosure Schedule, together with all tenements, hereditaments, privileges, easements and appurtenances in any way pertaining to the Land (the "Appurtenant Rights"), and (B) all buildings, structures and other improvements, fixtures and appurtenances located on the Land (the "Improvements"); the

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

      Land, the Appurtenant Rights and the Improvements are sometimes hereinafter collectively called the "Real Property";

            (vii) All of Seller's right, title and interest in, to or under the
      (A) executory leases, contracts, agreements and commitments described in
      Section 7.12(a) of the Disclosure Schedule, (B) any executory leases, contracts, agreements and commitments of Seller which relate to the Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) executory leases, contracts, agreements and commitments entered into by Seller after the date hereof in compliance with the terms and provisions of this Agreement and which relate to the Business;

            (viii) Seller's right, title and interest in and to the following intellectual property: trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, except as set forth in Sections 7.11(a) and 7.11(e) of the Disclosure Schedule;

            (ix) Any permits and licenses of Seller to the extent any of the same are transferable or assignable to Purchaser;

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

            (x) All of Seller's files, papers, documents and records relating to the Business, including credit and sales records comparative statistical information, financial statements, players lists and sales and marketing literature, books, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, Tax records relating to the Transferred Employees to the extent transferable under applicable Law, design plans for improvements to the Casino and any other information reduced to writing relating to the Business of Seller;

            (xi) All of Seller's interests in telephone and facsimile numbers;

            (xii) To the extent legally transferable, all of Seller's right, title and interests to any manufacturer warranties with respect to any of the Purchased Assets;

            (xiii) All other miscellaneous assets of Seller used in the Business wherever located including, without limitation, players club lists (other than players club lists of Seller's Affiliates) and design plans; and

            (xiv) The Business of Seller as a going concern.

            "Purchased Prepaids" - See clause (iii) of the definition of Purchased Assets.

            "Purchaser Indemnified Persons" - See Section 12.01(a).

            "Purchaser's 401(k) Plan" - See Section 14.03.

            "Real Property" - See clause (vi) of definition of Purchased Assets.

            "Release" - See Section 7.17(c).

            "Replacement Benefit Plans" - See Section 14.02(b).

            "Retained Assets" shall mean the following:

            (i) Subject to the License Agreement, all right, title and interests of Investor Holdings to the name "Fitzgeralds Casino" and related logo and the other trademarks and servicemarks licensed by Seller from Investor Holdings and set forth in
      Section 7.11(a) of the Disclosure Schedule, as well as all right, title and interests of Star to the trademarks and servicemarks licensed by Seller from Star and set forth in Section 7.11(a) of the Disclosure Schedule;

            (ii) The rights, assets and properties described in Section 1.02 of the Disclosure Schedule;

            (iii) All Tax credits, Tax deposits, rights to Tax refunds and prepaid Taxes (except to the extent they are Assumed Taxes);

            (iv) All of Seller's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under guarantees and indemnitees;

            (v) Seller's company seal, minute books and equity record books, the general ledgers, books of original entry, and other accounting records, employment records for employees, all Tax Returns and other Tax records (except for Tax records relating to the Transferred Employees, to the extent transferable under applicable Law), reports, data, files and documents;

            (vi) All Retained Prepaids;

            (vii) All opened liquor containers; and

            (viii) Seller's rights under this Agreement.

            "Retained Liabilities" - See Section 2.06(b).

            "Retained Prepaids" shall mean all deposits and advances, prepaid expenses and other prepaid items of Seller set forth in Section 1.02, Item 6, of the Disclosure Schedule.

            "Settlement Date" - See Section 2.04(e).

            "Shared Expense Cap" - See Section 16.01(b).

            "Star" shall mean The Majestic Star Casino, LLC, an Indiana limited liability company.

            "Star 401(k) Plan" shall mean The Majestic Star Casino, LLC Employees 401(k) Plan.

            "Substances" - See Section 7.17(a).

            "SWDA" - See Section 7.17(a).

            "Target Number" - See Section 2.02(a).

            "Taxes" shall mean all taxes, charges, fees, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), gaming, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, withholding or employment taxes which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

            "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

            "Threshold" - See Section 12.06(a).

            "Title Report" - See Section 6.02(a).

            "Transfer Taxes" - See Section 2.07.

            "Transferred Employees" - See Section 14.01(a).

            "Transition Services Agreement" - See Section 3.02(h).

            "Uncommitted Capital Expenditures"- See Exhibit D.

            "Year-End Certificate" - See Section 3.01(b).

            1.03 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include the other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement (unless specifically provided otherwise), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, and (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).

            1.04 Knowledge. As used herein the term "knowledge" and similar references shall have the same meaning and shall mean the actual knowledge after reasonable inquiry of Michael E. Kelly, Jon S. Bennett, Cara L. Brown, Joe Collins and Jim LeFresne as it relates to Seller.

            1.05 Earnest Money. (a) Simultaneously with the execution of this Agreement, (i) Purchaser and Seller have entered into an escrow agreement in the form of Exhibit E attached hereto and made a part hereof ("Escrow Agreement") with Mercantile National Bank of Indiana, as escrow agent (the "Escrow Agent"); and (ii) Purchaser has delivered to the Escrow Agent a good faith deposit in the amount of $2,000,000 in cash (together with any earnings or interest thereon and less any Easement Costs disbursed pursuant to Section 15.06(b) hereof, the "Earnest Money").

            (b) In the event the purchase and sale contemplated by this Agreement is terminated (i) by Seller pursuant to Section 11.01(f) (provided, Seller is not in breach or default under the first sentence of Section 4.01 or
Section 5.04 of the Agreement), then Seller shall be entitled to the Earnest Money plus a payment from Purchaser equal to the Easement Costs and the Escrow Agent shall promptly deliver the Earnest Money to Seller, or (ii) by Seller pursuant to Sections 11.01(c) or (d) (provided, in either case at the time of such termination, all conditions to Closing applicable to Purchaser set forth in
Article IX other than the condition set forth in Section 9.05(b)(i) shall have been satisfied) or Section 11.01(g), then Seller shall be reimbursed from the Earnest Money for its expenses (including the time of personnel of Seller and its Affiliates, and fees and expenses of legal, accounting and other professionals) incurred in connection with the transactions contemplated hereby in an aggregate amount not to exceed $500,000 (the "Expense Reimbursement Amount"); provided, that if as of the termination date the Earnest Money is insufficient to pay to Seller the full amount of the Expense Reimbursement Amount, then the Purchaser shall pay to Seller the deficiency. The delivery of Earnest Money, including the Expense Reimbursement Amount portion thereof (and if required pursuant to Section 1.05(b)(i) hereof the Easement Costs), to Seller pursuant to this Section 1.05 shall constitute liquidated damages and shall be paid in lieu of any additional legal recourse for any damages, specific performance or any other rights or remedies available to Seller resulting therefrom.

            (c) Except as provided in Section 1.05(d), in the event this Agreement is terminated for any reason other than as set forth in Section 1.05(b), then Purchaser shall be entitled to (i) the Earnest Money (less, in the case of a termination described in Section 1.05(b)(ii), the Expense Reimbursement Amount) and the Escrow Agent shall promptly deliver the Earnest Money or, in the case of a termination described in Section 1.05(b)(ii), the relevant portion thereof to Purchaser; and (ii) a payment from Seller for 50% of the Easement Costs. The delivery of Earnest Money or Expense Reimbursement Amount (or 50% of the Easement Costs) to Purchaser pursuant to this Section 1.05(c) shall, in the case of a breach by Seller of Section 5.04 hereof, not in any way limit any legal recourse for damages, specific performance or any other rights or remedies available to Purchaser resulting therefrom, and in all other cases, any legal recourse Purchaser may have against Seller shall be limited to money damages in the amount of $2,000,000 (Two Million U.S. Dollars) (excluding the 50% of the Easement Costs paid by Seller) which shall constitute liquidated damages and shall be paid by Seller promptly after termination of this Agreement in lieu of any additional legal recourse for any further damages, specific performance or any other rights or remedies available to Purchaser resulting therefrom.

            (d) Further, if this Agreement is terminated by Purchaser pursuant to Section 11.01(e) under circumstances where (i) Seller shall have elected to specify an Extended Closing Date pursuant to Section 3.01(a)(y) and (ii) all conditions to the obligations of Purchaser set forth in Article IX shall have either been satisfied or waived by Purchaser, then the Earnest Money plus a payment from Seller in the amount of any Easement Costs disbursed pursuant to
Section 15.06(b) plus a payment from Seller equal to $2,000,000 shall promptly be paid to Purchaser which payment shall, except in the case of a breach by Seller of Section 5.04, constitute liquidated damages in lieu of any additional legal recourse for any further damages, specific performance or any other rights or remedies available to Purchaser resulting therefrom. In the case of any breach by Seller of Section 5.04 hereof, such payment to Purchaser shall not in any way limit any legal recourse for damages, specific performance or any other rights or remedies available to Purchaser resulting therefrom.


            (e) Seller and Purchaser covenant and agree to furnish and deliver the appropriate instructions to the Escrow Agent as required by the terms of this Agreement and the Escrow Agreement.

                                   ARTICLE II

                       PURCHASE AND SALE, PURCHASE PRICE,
                      ALLOCATION AND OTHER RELATED MATTERS

            2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Seller shall sell, assign, convey, transfer and deliver to Purchaser and Purchaser shall acquire from Seller the Purchased Assets, free and clear of any Liens (other than Permitted Liens and Permitted Real Estate Encumbrances).

            2.02 Purchase Price. The purchase price (the "Purchase Price") payable by Purchaser for the Purchased Assets shall be:

            (a) $66,000,000 (Sixty-Six Million U.S. Dollars) and either (i) minus the amount, if any, by which the Net Current Assets as reflected on the Closing Balance Sheet are less than $0 (Zero U.S. Dollars) ("Target Number") or
(ii) plus the amount, if any, by which the Net Current Assets as reflected on the Closing Balance Sheet are greater than the Target Number;

            (b) plus (i) the 2004 Uncommitted Capital Expenditure Payments minus
(ii) the 2004 Uncommitted Capital Expenditure Reduction, and minus (iii) the amount, if any, by which $963,297 exceeds the amount of Committed Capital Expenditures that have been paid for in cash by Seller from the date hereof through December 31, 2004 or accrued as a Current Liability on the Closing Balance Sheet (any adjustment to be calculated and made pursuant to this Section 2.02(b) being referred to herein as the "2004 Capex Adjustment"); plus

            (c) the amount, if any, of any capital expenditures for the purchase of slot machines, slot machine software or upgrades to slot machines made by Seller and paid for in cash by Seller during the period from January 1, 2005 to the Closing Date or accrued as a Current Liability on the Closing Balance Sheet up to a maximum amount equal to $125,000 times the number of whole calendar months in such period (the $125,000 shall be prorated for any partial month in which Closing occurs) ("2005 Slot Expenditures").

            (d) At the Closing on the Closing Date and at the Effective Time, Purchaser shall assume, agree to perform, and pay and discharge when due the Assumed Liabilities.

            2.03 Closing Payment. (a) At least five (5) business days prior to the Closing Date, Seller shall deliver to Purchaser (i) the most recently available unaudited balance sheet of

Seller which shall not be older than sixty (60) days prior to the Closing Date ("Preliminary Balance Sheet"), (ii) a calculation of the Net Current Assets as reflected on the Preliminary Balance Sheet ("Preliminary Net Current Asset Calculation"), (iii) a calculation of the 2004 Capex Adjustment, with accompanying supporting documentation and (iv) a calculation of the 2005 Slot Expenditures with accompanying supporting documentation. Purchaser shall have the right to review the Preliminary Balance Sheet, Preliminary Net Current Asset Calculation, the calculation of the 2004 Capex Adjustment and the calculation of the 2005 Slot Expenditures, and Seller and Purchaser shall negotiate in good faith with respect to any disputes arising therefrom.

            (b) At the Closing, Purchaser shall pay to Seller an amount equal to $66 Million plus or minus any 2004 Capex Adjustment plus the 2005 Slot Expenditures, minus the Earnest Money plus the aggregate Easement Costs and either (i) minus the amount, if any, by which the Net Current Assets as reflected on the Preliminary Balance Sheet are less than the Target Number or
(ii) plus the amount, if any, by which the Net Current Assets as reflected on the Preliminary Balance Sheet are greater than the Target Number ("Closing Payment"). The Closing Payment plus the Earnest Money shall be the "Estimated Purchase Price."

            (c) Prior to the Closing, Purchaser and Seller shall direct the Escrow Agent to deliver at the Closing the Earnest Money to Seller.

            (d) The Estimated Purchase Price shall be paid by wire transfer of immediately available federal funds for credit to Seller to a bank account or accounts designated by Seller in writing prior to Closing.

            2.04 Closing Balance Sheet. (a) Seller shall prepare and deliver to Purchaser within sixty (60) days after the Closing Date (A) an unaudited balance sheet of Seller based upon the Purchased Assets and Assumed Liabilities as of the close of business on the day immediately preceding the Closing Date ("Closing Balance Sheet") and in a manner consistent with the principles used in the preparation of the Balance Sheet; and (B) a calculation of the Net Current Assets as reflected on the Closing Balance Sheet ("Net Current Asset Calculation").

            (b) The valuation of the Inventory shall be determined in accordance with the inventory principles set forth on Exhibit F attached hereto ("Inventory Principles").

            (c) Within thirty (30) days after the Closing Balance Sheet and the Net Current Asset Calculation are delivered to Purchaser pursuant to Section 2.04(a) hereof, Purchaser shall complete its examination thereof and shall deliver to Seller either (i) a written acknowledgement accepting the Closing Balance Sheet and the Net Current Asset Calculation; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet and the Net Current Asset Calculation ("Adjustment Report"). If Purchaser fails to respond to Seller within such thirty (30) day period, Purchaser shall be deemed to have accepted and agreed to the Closing Balance Sheet and the Net Current Asset Calculation as delivered pursuant to Section 2.04(a) hereof.

            (d) In the event Seller and Purchaser fail to agree on any of Purchaser's proposed adjustments contained in the Adjustment Report within thirty (30) days after Seller receives the Adjustment Report, then Seller and Purchaser mutually agree that the Denver, Colorado office of Deloitte & Touche, certified public accountants ("Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. Seller and Purchaser shall direct the Independent Auditors to make such decision within forty-five (45) days after the Independent Auditors have been retained. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The costs and expenses of the Independent Auditors and their services rendered pursuant to this Section 2.04(d) shall be borne equally by Seller and Purchaser.

            (e) The term "Closing Balance Sheet" as that term has been hereinbefore and will be hereinafter used, shall mean the Closing Balance Sheet delivered pursuant to Section 2.04(a), as adjusted, if at all, pursuant to this
Section 2.04. The date on which the Closing Balance Sheet is finally determined pursuant to this Section 2.04 shall hereinafter be referred to as the "Settlement Date."

            (f) In connection with the preparation of the Closing Balance Sheet and the resolution of any disputes related thereto, Seller and Purchaser shall provide each other and their respective accountants and auditors full access to the relevant books, records, work papers, employees, accountants and advisors, of Purchaser or Seller and its relevant Affiliates, and with the right to observe any taking of physical inventory and the preparation of the Closing Balance Sheet.

            2.05 Purchase Price Settlement. (a) In the event the Purchase Price is (i) less than the Estimated Purchase Price, then Seller shall pay to Purchaser an amount equal to such deficiency within five (5) days after the Settlement Date; or (ii) greater than the Estimated Purchase Price, then Purchaser shall pay to Seller an amount equal to such excess within five (5) days after the Settlement Date, plus, in either case, interest thereon and payable from the Closing Date to the date of payment at the prime rate as published in The Wall Street Journal on the Closing Date.

            (b) Any payment required pursuant to Section 2.05(a) hereof shall be by certified check or cashier's check, or, at the option of the recipient, by the transfer of immediately available federal funds for credit to the recipient, at a bank account designated by such recipient in writing.

            2.06 Assumed Liabilities. (a) As additional consideration for the purchase of the Purchased Assets, Purchaser shall, at the Effective Time, assume, agree to perform, and pay and discharge when due, only the following Liabilities of Seller relating to the Business ("Assumed Liabilities"):

                  (i) Assumed Taxes;

                  (ii) The Current Liabilities of Seller reflected or reserved for on the Closing Balance Sheet, but only to the extent of the monetary amount of such Liabilities so reflected;

                  (iii) The Liabilities of Seller arising on and after the Effective Time under (A) the personal property leases, contracts, agreements and commitments set forth in Section 7.12(a) of the Disclosure Schedule; (B) any personal property leases, contracts, agreements and commitments which relate to the Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) any personal property leases, contracts, agreements and commitments entered into by Seller relating to the Business after the date hereof in compliance with the terms and provisions of this Agreement; provided, however, Purchaser shall not assume any Liabilities of Seller in respect of a breach of or default under any such leases, contracts, agreements or commitments;

                  (iv) Subject to Section 12.08, and subject to Purchaser's indemnification rights for a breach of the representation or warranty contained in Section

      7.17, any Liability arising from any Environmental Claim or Environmental Condition of the Real Property;

                  (v) All Liabilities incurred by Purchaser arising out of or related to the ownership or operation of the Business or the Purchased Assets on and after the Effective Time, including all liability for personal injuries (including death) of patrons of the Casino occurring on or after the Effective Time;

                  (vi) The Liabilities (except for Taxes) related to Transferred Employees as provided in Article XIV; and

                  (vii) All Liabilities for coupons for complimentaries issued to patrons prior to the Effective Time, including food, merchandise or other customary items; provided, such coupons were issued in accordance with Section 5.03(v).

            (b) Purchaser shall not assume or pay any, and Seller shall continue to be responsible for each Liability of Seller whether or not relating to the Business, not expressly assumed by Purchaser in Section 2.06(a) ("Retained Liabilities"). Specifically, without limiting the foregoing, Purchaser shall not assume:

                  (i) any claim, action, suit or proceeding pending or threatened prior to the Effective Time, notwithstanding the disclosure thereof in the Disclosure Schedule, or any claim, action, suit or proceeding arising after the Effective Time resulting from (A) any claim, action, suit or proceeding pending or threatened prior to the Effective Time, (B) any other event occurring prior to the Effective Time, or (C) Seller's operation of the Business prior to the Effective Time;

                  (ii) any Liability arising out of or relating to the Retained Assets;

                  (iii) any Liability for Taxes (including Taxes related to the Business or the Purchased Assets or the Transferred Employees) other than Assumed Taxes;

                  (iv) any Liability arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) relating to the Business occurring prior to the Effective Time;

                  (v) except as provided in Article XIV, any Liability relating to any employee of Seller arising from a claim which was incurred prior to the Effective Time (including for vacation, holiday and sick pay earned, bonus, payroll, employment and withholding Taxes accrued but not yet paid, or other compensation or benefits), except to the extent of the monetary amount of any such Liabilities so reflected as a Current Liability on the Closing Balance Sheet;

                  (vi) any Liability under any Benefit Plans or benefit plans of any of Seller's ERISA Affiliates, except to the extent of the monetary amount of any such Liabilities so reflected as a Current Liability on the Closing Balance Sheet; and

                  (vii) any Liability arising under or relating to any change of control provision in any lease, contract, agreement or commitment, including any employment agreement, in each case whether or not any such lease, contract, agreement or commitment is being assigned to Purchaser hereunder.

            2.07 Sales and Transfer Taxes. Any and all transfer, sales, purchase, use, value added, excise, stamp, documentary or similar taxes imposed on, or that result from, the transfer of any of the Purchased Assets ("Transfer Taxes") shall be paid in accordance with Section 16.01(b).

            2.08 Allocation of Purchase Price.

            (a) The parties agree that the Purchase Price shall be allocated among the Purchased Assets for federal income tax reporting purposes in accordance with this Section 2.08. After the date hereof, Seller and Purchaser shall negotiate in good faith a mutually acceptable allocation of the Purchase Price on a class (or component thereof) by class basis using the classes designated by the Code. In the event that within seventy-five (75) days after the date hereof or such earlier date as Seller and Purchaser agree (such date is hereafter referred to as the "Negotiation Date"), Seller and Purchaser have not agreed to an allocation of the Purchase Price to any class or component thereof, then Purchaser and Seller shall agree upon a qualified independent appraiser with experience in the gaming industry to perform an appraisal of those classes or components of the Purchased Assets (other than the Current Assets and Current Liabilities reflected on the Closing Balance Sheet) ("Appraised Assets"). In the event that Seller and Purchaser cannot agree upon an appraisal firm within fifteen (15) days of the Negotiation Date, then Seller and Purchaser shall each submit the name of two appraisal firms and Joe Collins shall pick a name out of a hat, which shall serve as the appraisal company. The appraisal company shall be instructed to complete their appraisal of the Appraised Assets within thirty
(30) days of appointment. Each party shall be entitled to one meeting with the appraiser to state its position and submit materials relative to the appraisal. The determination of the appraisal shall be binding on Seller and Purchaser for purposes of the allocation of the Purchase Price. Seller and Purchaser shall split the costs of the fees and expenses of the appraisal firm.

            (b) Each party agrees to complete IRS Form 8594 consistently with such allocation and to cooperate with the other party in the preparation of Form 8594 and to furnish the other party with a copy of such form prepared in draft form, within a reasonable period before the filing due date of such form. Neither Seller nor Purchaser shall file any tax return or take a position with a tax authority that is inconsistent with such allocation.

                                  ARTICLE III

                       CLOSING AND CLOSING DATE DELIVERIES

            3.01 Closing.

            (a) The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser in exchange for the Estimated Purchase Price delivered to Seller pursuant to Section 2.03(b) of this Agreement. The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. local time on the latest of (x) the fifth business day after the Conditions Satisfaction Date, (y) such date after the Conditions Satisfaction Date and prior to May 1, 2005 as specified by Seller within two business days of the Conditions Satisfaction Date (the "Extended Closing Date") and (z) at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser ("Closing Date"). The Closing shall be deemed to be effective as of 8:00 AM (MST) on the next business day following the Closing Date (the "Effective Time").

            (b) It is the parties' hereto intention to consummate the transactions contemplated hereby on or prior to December 31, 2004. In the event that at December 31, 2004 Gaming Approval has not been obtained, but (i) the licensing investigation is in process; (ii) Purchaser has (A) filed its retail gaming license application, and caused the filing of the applications for the Associated Persons within thirty (30) following the date hereof, (B) complied or is complying in good faith with the requests and directives of the Gaming Authorities, and (C) not been advised by the Gaming Authorities that Gaming Approval is not likely to be obtained; and (iii) Purchaser has delivered to Seller a certificate of the Secretary or Assistant Secretary of Purchaser certifying as to subsections (i) and (ii) of this Section 3.01(b) ("Year-End Certificate"), then the Closing Date shall be the date which is the fifth business day following the date upon which all of the conditions precedent set forth in Articles IX and X of this Agreement are satisfied or waived by the appropriate party hereto, subject to Article XI of this Agreement.

            3.02 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

            (a) A special warranty deed conveying valid title to the Real Property, subject only to the Permitted Liens and Permitted Real Estate Encumbrances;

            (b) All such warranty bills of sale, lease assignments, trademark assignments and contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser may reasonably deem necessary or desirable to the extent consistent with this Agreement;

            (c) A certificate of the Secretary or an Assistant Secretary of Seller certifying as to: (i) the Certificate of Formation of Seller, as certified by the Secretary of State of the jurisdiction of incorporation of Seller not earlier than ten (10) days prior to the Closing Date; (ii) the operating agreement of Seller; (iii) resolutions of the Board of Managers (or the equivalent) of Seller authorizing and approving the execution, delivery and performance by Seller of this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement; and (iv) the incumbency and signatures of the officers, managers or members of Seller executing this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement;

            (d) A certificate, dated the Closing Date, executed by the appropriate officers, managers or members of Seller, required by Section 9.02;

            (e) The opinion of Dykema Gossett PLLC, as counsel to Investor Holdings, dated the Closing Date, to the effect that the execution, delivery and performance by Investor Holdings of the License Agreement does not conflict with the terms of the Indenture or related collateral documents or the Loan and Security Agreement or related collateral documents and no consent of the Bank of New York is required under the Indenture or related collateral documents or Wells Fargo Foothill, Inc. under the Loan and Security Agreement or related collateral documents to execute, deliver or perform the License Agreement.

            (f) The consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in the Disclosure Schedule pursuant to
Section 7.03(b);

            (g) A License Agreement executed by Investor Holdings pursuant to which Investor Holdings shall grant Purchaser and its permitted successors and assigns a perpetual license to use solely at the Casino in Black Hawk, Colorado all trademarks and servicemarks that the Casino currently licenses from Investor Holdings, including the trade name "Fitzgeralds," "Fitz Club" and any related logo with respect thereto ("Licensed Items") and certain other rights with respect to such trade name set forth therein, such agreement to be in substantially the form attached hereto as Exhibit G ("License Agreement");

            (h) a Transition Services Agreement executed by Star or its Affiliates, as appropriate, ("Transition Services Agreement"), such agreement to be in substantially the form attached hereto as Exhibit H;

            (i) a properly executed certificate of non-foreign status from Seller (and, if Seller is a disregarded entity for federal income tax purposes, from the appropriate indirect or direct owner of Seller that is not a disregarded entity for federal income tax purposes) in a form reasonably acceptable to Purchaser; and

            (j) Such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX.

            3.03 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

            (a) The Closing Payment to be delivered by Purchaser pursuant to
Section 2.03(b);

            (b) A certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to: (i) the Certificate of Formation of Purchaser, as certified by the Secretary of State of the jurisdiction of incorporation of Purchaser not earlier than ten (10) days prior to the Closing Date; (ii) the operating agreement of Purchaser; (iii) resolutions of the Board of Managers of Purchaser authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and any agreements, instruments, certificates or other documents executed by Purchaser pursuant to this Agreement; and (iv) the incumbency and signatures of the officers, managers or members of Purchaser executing this Agreement and any agreements, instruments, certificates or other documents executed by Purchaser pursuant to this Agreement;

            (c) The certificate, dated the Closing Date, executed by the appropriate officers, managers or members of Purchaser, required by Section 10.02;

            (d) An assumption agreement executed by Purchaser reflecting the assumption of the liabilities set forth in Section 2.06(a), in such form as is reasonably satisfactory to Seller;

            (e) The License Agreement executed by Purchaser;

            (f) The Transition Services Agreement executed by Purchaser; and

            (g) Such other documents as Seller may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X.

            3.04 Non-Compete and Non-Solicitation Agreement. At the Closing, Purchaser, Seller, and Star shall enter into the Non-Compete and Non-Solicitation Agreement attached hereto as Exhibit I.

            3.05 Cooperation. Each of Seller and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things, including causing its auditors and relevant advisors to take such action as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement or as otherwise is contemplated hereby.

                                   ARTICLE IV

                               PRE-CLOSING FILINGS

            4.01 HSR Act Filing. Within thirty (30) days after the execution of this Agreement, the "ultimate parent entity" of Seller and Purchaser shall each file with DOJ and FTC the pre-merger notification form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period. The parties hereto covenant and agree with each other that with respect to such filing each shall: (a) promptly file any information or documents requested by the FTC or DOJ; and (b) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit the other to participate in any conferences with the FTC or DOJ. The filing fee required by the HSR Act shall be paid in accordance with Section 16.01(b).

            4.02 Gaming Authorities Filings. As soon as reasonably practicable after the date of this Agreement, but in any event prior to the date thirty (30) days following the date hereof, Purchaser and the Associated Persons shall complete and file all necessary applications with the Gaming Authorities, for purposes of obtaining the Gaming Approval and consummating the transactions described herein as expeditiously as possible. Purchaser and the Associated Persons shall (a) keep the Seller reasonably informed if Purchaser becomes aware of any difficulties or delays in obtaining Gaming Approval; and (b) notify the Seller of any hearings held by the Gaming Authorities with respect to the Gaming Approvals. Any filing fees of the Gaming Authorities and other expenses related to obtaining Gaming Approval shall be paid solely by Purchaser.

            4.03 Other Government Filings. Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any other Governmental Authorities all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby.

                                   ARTICLE V

                              PRE-CLOSING COVENANTS

            5.01 Due Diligence Review. Seller shall, after reasonable notice, during normal business hours prior to the Closing, unless otherwise prohibited by law, make the properties, assets, books and records pertaining to the Business available for examination, inspection, investigation and review by Purchaser and its lenders, agents and representatives. Purchaser agrees to be responsible for any breach of the confidentiality provisions of Article XIII by its lenders, agents and representatives. No such examination, inspection, investigation or review by Purchaser or its lenders, agents or representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller expressed in this Agreement.

            5.02 Maintenance of Business and Notice of Changes. (a) During the period from the date of execution of this Agreement through Closing, Seller agrees (i) to carry on its business in the Ordinary Course, subject to changes in Law; and (ii) to consult with Purchaser regarding all significant developments, transactions and proposals relating to the business or operations of Seller.

            (b) Seller shall give Purchaser prompt notice of any and all Material Adverse Changes which may occur between the date hereof and the Closing Date.

            5.03 Pending Closing. Without limiting the generality of Section 5.02(a), pending the Closing, Seller shall, unless Seller obtains Purchaser's prior written consent which will not be unreasonably withheld or delayed:

            (a) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of or in connection with the Business, except for inventory purchased, sold, leased or otherwise acquired or disposed of in the Ordinary Course;

            (b) not suffer or permit the creation of any Lien (other than Permitted Liens and Permitted Real Estate Encumbrances) upon any of the Purchased Assets other than in the Ordinary Course;

            (c) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of Seller, except (i) in the Ordinary Course or
(ii) pursuant to existing plans or agreements disclosed in Sections 7.18(a) or 7.18(e) of the Disclosure Schedule;

            (d) keep all equipment and machinery (including, without limitation, gaming equipment and devices) used in the operation of the Business in good working order and repair, except ordinary wear and tear, and replace any of it which shall be lost, stolen or destroyed and replace or repair any of it which is no longer in working order if currently used in the operation of the Business;

            (e) not enter into, or become obligated under, any lease, contract, agreement or commitment with respect to the Business, except for (i) any lease, contract, agreement or commitment (A) having a term of one (1) year or less, (B) involving either a payment by or to Seller or the Business of less than $120,000 per annum, and (C) entered into in the Ordinary Course, or (ii) any contract, agreement or commitment to (A) make an Uncommitted Capital Expenditure or 2005 Capital Expenditure pursuant to the terms of this Agreement; or (B) correct the matter disclosed in Section 7.14(c) of the Disclosure Schedule;

            (f) not enter into any agreement with the City regarding the Bobtail storm sewer easement without Purchaser's consent;

            (g) not change, amend, terminate or otherwise modify any Material Contract to which Seller is a party;

            (h) maintain in full force and effect with respect to the Business policies of insurance of the same type, character and coverage as the policies currently carried and described in Section 7.15 of the Disclosure Schedule;

            (i) except as disclosed in the Disclosure Schedule, pursuant to existing plans or agreements disclosed in Sections 7.18(a) or 7.18(e) of the Disclosure Schedule, or in the Ordinary Course, not make, or commit to make, any payment, contribution or award under or enter into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust;

            (j) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any Material Contract;

            (k) not make any material changes in its accounting systems, policies, principles or practices, unless required under GAAP or pursuant to Laws;

            (l) not make any loans, advances or capital contributions to, or investments in, any other Person, other than reimbursements for business expenses to employees pursuant to Seller policy;

            (m) not authorize or make any capital expenditures in excess of (i) Uncommitted Capital Expenditures in fiscal year 2004 and (ii) an average of $125,000 per month in fiscal year 2005, plus, in each case, capital expenditures to comply with Section 5.03(d);

            (n) not change its historical practice with respect to the payment of Current Liabilities or the collection of Accounts Receivable;

            (o) duly comply in all material respects with all Laws, including Environmental Laws, applicable to the Business or Purchased Assets as may be required for the valid and effective transfer and assignment of the Purchased Assets;

            (p) furnish to Purchaser within thirty (30) days after the end of each fiscal month, beginning with the month ending June 2004, (i) an unaudited balance sheet as of such month end and a statement of income of the Business for the portion of the fiscal year then ended and (ii) copies of any reports filed with or any other notices to or from or correspondence with the Gaming Authorities;

            (q) make all necessary filings with the Gaming Authorities;

            (r) pay all applicable state and local gaming and liquor fees and Taxes due prior to the Effective Time (other than those fees and Taxes disputed in good faith);

            (s) not reduce hours of operations;

            (t) not change check acceptance policies for customers;

            (u) continue its marketing and other advertising activities reasonably comparable with prior periods and past business practices;

            (v) grant or issue complimentaries (including coupons) in a manner and at a level in the Ordinary Course and not issue any coupons unless there is an expiration date thereon not to exceed 30 days from date of issue; or

            (w) not agree to do any of the items prohibited by Section 5.03(a)
(b), (c), (e), (f), (g), (i), (j), (k), (l), (m), (n), (s), (t) or (v).

            5.04 Non-Solicitation. Seller covenants and agrees to (i) not directly, or indirectly through any of its Affiliates, managers, members, directors, officers, employees, agents or advisors, solicit, initiate, pursue or knowingly encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or substantially all of the assets or any business combination or change in control of Seller or the Business and (ii) deal exclusively with Purchaser with respect to the sale of the Purchased Assets.

            5.05 2004 Capital Expenditures. Subject to Seller's compliance with
Section 5.03(d) of this Agreement, Seller shall not be required to make the Committed Capital Expenditures or Uncommitted Capital Expenditures if Seller is prevented from doing so by the covenants contained in the Indenture, or its other indebtedness or Seller otherwise has a valid business reason. Failure to make such expenditures shall result in a 2004 Capex Adjustment pursuant to
Section 2.02(b). Absent the excused performance reasons set forth in the first sentence of this Section 5.05, Seller agrees to make the Committed Capital Expenditures and Uncommitted Capital Expenditures in calendar year 2004.

            5.06 Consents. Pending the Closing, each of Seller and Purchaser shall proceed with all reasonable diligence and use commercially reasonable efforts to obtain the written consent, authorization or approval to the consummation of this Agreement from all necessary Governmental Authorities and other Persons.

            5.07 Computer Systems Conversion. Pending Closing, Seller shall take commercially reasonable steps to convert the accounting and payroll systems (exclusive of human resources) at the Casino from the Infinium software system based on the IBM ASA 400 computer at Seller's Tunica, Mississippi casino to the Solomon Microsoft software system or an equivalent Microsoft PC-based system which will be run on personal computers located at the Casino, such that, at the conclusion of the conversion, the Casino will have a free standing accounting and payroll system (exclusive of human resources) on site and not be dependent on Seller's Affiliates for such services ("New Computer System"). Seller shall complete the conversion, at its sole cost, on or prior to the Closing Date. Upon completion of the conversion of the New Computer System, the Casino shall be capable of performing the computer functions it had, or was receiving from its Affiliates, as the case may be, prior to conversion at a comparable level (exclusive of human resources). Seller agrees to keep Purchaser advised of the progress of the conversion and to consult with Purchaser with regard to any material decisions related to the conversion.

                                   ARTICLE VI

                  FINANCIAL STATEMENTS; OTHER PRIOR DELIVERIES
                           AND PRE-CLOSING DELIVERIES

            6.01 Pre-Signing Deliveries. Seller has heretofore delivered to
Purchaser:

            (a) The unaudited balance sheet of Seller as of December 31, 2003 and the related unaudited statements of income and cash flows for the year then ended.

            (b) The unaudited balance sheet of Seller as of May 31, 2004 and the related unaudited statement of income and changes in financial position for the five month period then ended.

            The financial statements, including the notes thereto, referred to in Sections 6.01(a) and (b) of this Agreement are hereinafter collectively referred to as the "Financial Statements." The balance sheet of Seller as of May 31, 2004 is hereinafter referred to as the "Balance Sheet" and May 31, 2004 is hereinafter referred to as the "Balance Sheet Date". Copies of the Financial Statements are attached as Exhibit J hereto.

            (c) A disclosure schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Seller's representations or warranties contained in Article VII or to one or more of Seller's covenants contained in Article V; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such disclosure is required to be made under the terms of any such representations and warranties. All disclosures in the Disclosure Schedule made against representations and warranties or covenants are made with respect to all sections to which they reasonably relate.

            6.02 Pre-Closing Deliveries.

            (a) Within ninety (90) days after the date hereof, Purchaser shall obtain and deliver a copy to Seller with respect to each parcel of Real Property, a commitment for an Owner's Title Insurance Policy (the "Title Report") covering a date subsequent to the date hereof, issued by Clear Creek Gilpin Title Company, as agent for Fidelity National Title Insurance Company, or such other title insurance company as is reasonably acceptable to Purchaser, which Title Report shall (i) contain a commitment of such title insurance company to issue an ALTA 1992 owner's form title insurance policy, insuring fee simple title of the Real Property in Purchaser, subject only to (A) exceptions Nos. 1, 3-18 and 20 disclosed in that certain Owner's Title Policy dated December 10, 2001, policy number 26-031-92-71803, on Schedule B-II attached thereto; (B) the easements, rights of way and encroachments disclosed by the survey dated February 6, 2000, as revised on December 3, 2001, Job # 0011-19, by Kurt O. Linn, Surveyor, Inc.; (C) such easements, rights of way or conditions, covenants, restrictions, and other matters of record, if any, which do not, individually or in the aggregate, materially and adversely detract from the value of the Real Property, as presently used by Seller, or materially and adversely impair the operations of the Business; (D) liens of current state and local property taxes, which are not yet due or payable; and (E) such other matters as may be disclosed in Section 6.02(a) of the Disclosure Schedule or consented to in writing by Purchaser (collectively, the "Permitted Real Estate Encumbrances"); and (ii) insure that each parcel of Real Property has access to a public road or highway either directly or via valid and enforceable easements.

            (b) Seller shall deliver to Purchaser an "As-Built" Survey of each parcel of Real Property certified to Purchaser and the title company by a registered land surveyor (registered in the jurisdiction where the property is located) and prepared as of a date after the date of this Agreement and not more than one hundred eighty (180) days prior to the Closing Date in conformity with the minimum standard detail requirements for land title surveys jointly established by The American Land Title Association, American Congress on Surveying and Mapping and The National Society of Professional Surveyors in 1999, of each parcel of Real Property covered by the Title Report, showing with respect to each such parcel, (i) the legal description; (ii) all buildings, structures and improvements thereon and all "setback" line restrictions of record or that have been established by an applicable zoning or building code or ordinance, and all easements or rights of way; (iii) no encroachments upon such parcel or adjoining parcels by buildings, structures, improvements or easements on the owned property; (iv) access to such parcel from a public street; (v) no easements, subject to the next sentence of this Section 6.02(b); and (vi) ALTA/ACSM Table A items 1, 2, 3, 4, 6, 7a, 7b, 8, 9, 10, 11, 13 and 14.
Notwithstanding the foregoing, Seller and Purchaser agree that all matters disclosed on the survey obtained pursuant to this Section 6.02(b) which do not materially and adversely detract from the value of the Real Property as presently used by Seller or materially and adversely impair the operation of the Business will be Permitted Real Estate Encumbrances.

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

            (c) The costs and expenses of the Title Reports and the title insurance policies issued pursuant thereto and the surveys referred to in
Section 6.02(b) shall be paid in accordance with Section 16.01(b), whether or not the transactions contemplated under this Agreement are consummated.

            (d) During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Seller shall advise Purchaser in writing if (i) in the Seller's knowledge, there is an occurrence, or non-occurrence, of any event, which has caused, or could reasonably be expected to cause, any representation or warranty made by it to be untrue or inaccurate in any material respect (or in any respect, if qualified by materiality or Material Adverse Change) at any time after the date of this Agreement and prior to the Closing Date; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. If any such event requires any change to the Disclosure Schedule, Seller shall promptly deliver to Purchaser a supplement to the Disclosure Schedule specifying such change. If such updated Disclosure Schedule relates to a representation or warranty made by Seller herein and reflects an event occurring or arising in the Ordinary Course at any time after the date of this Agreement and prior to the Closing Date, then (x) the specified representations and warranties made by Seller will be deemed automatically modified to reflect such event as of the date that such event occurs or arises, and (y) Purchaser will not have the right to terminate this Agreement pursuant to either Section 11.01(b) or Section 11.01(f) on account of such update or seek indemnification pursuant to Article XII hereof; unless, such updated disclosure or the cumulative effect of all such updated disclosures would result in a Material Adverse Change; provided, if any such updated disclosure or the cumulative effect of all such updated disclosures would result in a Material Adverse Change, then Purchaser may terminate this Agreement pursuant to Section 11.01(b) or Section 11.01(f), as appropriate. Any disclosure pursuant to clause (ii) above with respect to any breach of a covenant, condition or agreement shall not limit or restrict any of Purchaser's rights hereunder. Notwithstanding anything contained herein to the contrary, nothing in this Section 6.02(d) shall limit or restrict any of Purchaser's rights hereunder if any representation or warranty was untrue when made on the date hereof.

            6.03 Financing Commitment. Purchaser has heretofore delivered to Seller a commitment letter (or other form of evidence satisfactory to Seller) from a bank or other financial institution evidencing Purchaser's ability to pay the Purchase Price on the terms and conditions set forth herein (the "Financing Commitment Letter").

                                   ARTICLE VII

                    WARRANTIES AND REPRESENTATIONS OF SELLER

            Seller warrants and represents (which warranties and representations shall survive the Closing as set forth in Section 12.05 regardless of what examinations, inspections, audits and other investigations Purchaser and its representatives have heretofore made, or may hereafter make, with respect to such warranties and representations) to Purchaser as follows:

            7.01 Due Incorporation. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its formation. Seller is not required to be qualified as a foreign limited liability company in any jurisdiction.

            7.02 Authority. Seller has the limited liability company right and power to enter into, and perform its obligations under this Agreement; and has taken all requisite limited liability company action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by

Seller and is binding upon, and enforceable against it in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

            7.03 No Violations and Consents. (a) Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation of the sale of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise,
(i) conflict with, result in a breach of, or constitute a default under, the Certificate of Formation or operating agreement of Seller, or any Material Contract to which Seller is a party or by which Seller or any of the Purchased Assets is subject or bound, subject to obtaining the consents, authorizations and approvals listed on Section 7.03(b) of the Disclosure Schedule; (ii) violate, in any material respect, any material Law or Order, assuming that the Gaming Approvals, Liquor Approvals, and any other approvals from Government Authorities have been obtained (including the lapse of any waiting period under the HSR Act); (iii) result in the creation of any Lien or other adverse interest upon any of the Purchased Assets; (iv) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Material Contract to which Seller is a party; or (v) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Material Contract to which Seller is a party, except for any of the foregoing that would not be reasonably likely to result in a Material Adverse Change.

            (b) Except as set forth in Section 7.03(b) of the Disclosure Schedule, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental

Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, approvals, filings or registrations, which, if not obtained, filed or registered, would not result in a Material Adverse Change.

            (c) No consent under the Indenture or Loan and Security Agreement or any other financing document of Star and its Affiliates, including of The Bank of New York or Wells Fargo Foothill, Inc., is necessary for Seller or Star to execute, deliver or perform this Agreement or for Investor Holdings to execute, deliver or perform the License Agreement; provided, however the notices set forth in Section 7.03(b) of the Disclosure Schedule are required to be given and lien releases are required to be obtained; and provided, further, if such consent is required and such consents are obtained and delivered at Closing there shall be no breach or violation of this Section 7.03(c).

            7.04 Brokers. Neither this Agreement nor the sale of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

            7.05 Required Assets. Except as set forth in Section 7.05 of the Disclosure Schedule, all of the rights, properties and assets utilized or required by Seller in connection with owning and operating the Business are (a) either owned by Seller or licensed or leased to Seller under one of the contracts or agreements conveyed to Purchaser under this Agreement (other than those assets licensed to Purchaser under the License Agreement); and (b) included in the Purchased Assets.

            7.06 Related Party Transactions. Except as set forth in Section 7.06 of the Disclosure Schedule, none of Seller or any of its Affiliates, nor any of its members, managers, directors, officers or management employees (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business; (b) owns, or has any interest in, any right, property or asset which is utilized or required by Seller in connection with owning or operating the Business, or (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business.

            7.07 Title to Purchased Assets. (a) Seller has valid title to all of the Purchased Assets free and clear of any Liens, except (i) Permitted Liens and Permitted Real Estate Encumbrances and (ii) the Liens described on Section 7.07 of the Disclosure Schedule.

            (b) At the Closing, Seller shall, subject to the receipt of the Estimated Purchase Price pursuant to Section 2.03(b), sell, assign, convey, transfer and deliver to Purchaser valid title to all of the Purchased Assets, free and clear of any Liens, except Permitted Liens and Permitted Real Estate Encumbrances.

            7.08 Condition of Assets. All of the Improvements and other machinery, equipment (including, without limitation, gaming equipment and devices) and other personal property included in the Purchased Assets and used in the operation of the Business are in good operating condition and repair, ordinary wear and tear excepted, and are free from readily apparent defects other than such minor defects as do not interfere with the current use thereof in the conduct of the Business in the Ordinary Course or adversely affect the resale value thereof.

            7.09 Real Estate. (a) Section 7.09(a) of the Disclosure Schedule sets forth a true and complete list and legal description of all Real Property owned by Seller and which

Seller currently owns, utilizes or requires in the operation of the Business. Seller represents and warrants to Purchaser that it neither leases any Real Property to any third party, nor leases any Real Property from any third party.

            (b) The Real Property is serviced by all utilities utilized or necessary for the effective operations of the Business and have not, during the last two years, experienced any material interruption in the delivery of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including sanitary and industrial sewer services, utilized or required by Seller in the operation of the Business at the Real Property.

            (c) Except as set forth in Section 7.09(c) of the Disclosure Schedule, no condemnation or eminent domain proceedings have been initiated by service of process on Seller which relate to the Real Property, and no such proceedings are, to the knowledge of Seller, threatened or have been filed by any relevant Governmental Authority with respect to the Real Property.

            (d) Seller is not in default, in any material respect, under and has not breached, in any material respect, and the Real Property does not violate, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default or breach, in any material respect, by Seller under, any Permitted Real Estate Encumbrances, or any covenants, restrictions, rights-of-way, licenses, agreements or easements affecting title to or relating to the use of the Properties, and no such covenants, restriction, right-of-way, license, agreement or easement has impaired in any material way the right of Seller to operate the Business at the Real Property, nor has Seller received any written notice or have any knowledge of any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting the Real Property.

            (e) Section 7.09(e) of the Disclosure Schedule sets forth any permits and licenses previously obtained by Seller to expand the operation of the Casino on the vacant land adjacent to the current site of the Casino.

            7.10 Litigation and Compliance with Laws. (a) There is no action at law or in equity and no arbitration proceeding, other than in the Ordinary Course, and no action, proceeding, complaint or investigation before or by any Governmental Authority, pending or, to the knowledge of Seller, threatened against or affecting Seller, the Business, relating to this Agreement, or any of the Purchased Assets or Seller's right to consummate the transactions contemplated by this Agreement or own the Purchased Assets or operate the Business.

            (b) There is no general labor trouble or controversy, strike or request for union representation pending or, to Seller's knowledge, threatened against Seller or affecting the Business.

            (c) Seller is not owning or operating, and has not owned or operated, the Business or the Purchased Assets, including the Real Property, in violation of any Law, except as, individually or in the aggregate, would not result in a Material Adverse Change.

            (d) Section 7.10(d) of the Disclosure Schedule sets forth any fines imposed, alleged violations asserted in writing or administrative actions or reprimands taken by, the Gaming Authorities or the liquor licensing Governmental Authorities specific to the Business and Joe Collins and, to the knowledge of Seller, its Key Persons since January 1, 2004.

            7.11 Intellectual Property. (a) Except for the "Lucky Penny Lane" trademark and the trade/service marks listed on Section 7.11(a) of the Disclosure Schedule, there are no trade names, trademarks, trademark registrations, trademark applications; servicemarks, servicemark registrations, servicemark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates) or licenses or sublicenses with respect to the foregoing which are utilized in the conduct of the Business. The trade/service marks listed on Section 7.11(a) of the Disclosure Schedule are not included in the Purchased Assets, but the trade/service marks listed on Section 7.11(a)(1) will all be licensed to Purchaser under the License Agreement. No licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of such trademark.

            (b) There are no patents, trademarks, trade names, servicemarks or copyrights necessary for the conduct of the Business as presently operated, except for the trade/service marks set forth on Section 7.11(a)(1) of the Disclosure Schedule which will be licensed to Purchaser pursuant to the License Agreement. The trademark "Lucky Penny Lane" is in good standing, valid and subsisting and included in the Purchased Assets.

            (c) Neither Seller nor Investor Holdings has received written notice of any infringement, misuse or misappropriation by Seller or Investor Holdings of any patent, trademark, trade name, servicemark, copyright or trade secret which is owned or licensed by any third party, and there is not now any existing or, to the knowledge of Seller, threatened suit against Seller or Investor Holdings of infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret.

            (d) There is no pending or threatened claim by Seller or Investor Holdings against others for infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret owned or licensed by Seller or Investor Holdings and which is utilized or required in the conduct of the Business.

            (e) Except as set forth in Section 7.11(e) of the Disclosure Schedule, no stockholder, officer, director or Affiliate of Seller owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, servicemark, trade name, brand name or copyright or application therefor which Seller is presently using in the conduct of the Business or which has been used by Seller in the Ordinary Course or the use of which is necessary for the Business.

            7.12 Contracts. (a) Section 7.12(a) of the Disclosure Schedule contains a true and complete list and description of all personal property leases, and all other contracts, agreements and commitments to which Seller is a party and relating to the Purchased Assets and is used in the Business, except
(i) purchase and sale commitments entered into in the Ordinary Course and involving payments to or by Seller of $25,000 or less, (ii) leases, contracts, agreements or commitments to which Seller is a party which may be terminated by Seller on ninety (90) days' or less written notice without a penalty in excess of $5,000 to Seller; or (iii) leases, contracts, agreements or commitments to which Seller is a party which have a term of one (1) year or less and involve monthly payments by or to Seller of $10,000 or less (all contracts required to be listed in Section 7.12(a) of the Disclosure Schedule are referred to herein as "Material Contracts").

            (b) All Material Contracts are valid, binding and enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

            (c) Neither Seller nor, to the knowledge of Seller, any other Person, is in breach of, or default under, any Material Contract, and no event or action has occurred, is pending, or to the knowledge of Seller, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach by Seller, or to the knowledge of Seller, any other Person, or a default by Seller, or to the knowledge of Seller, any other Person, under any Material Contract.

            7.13 Financial Statements and Related Matters. (a) The Financial Statements were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position and results of operations of Seller at the dates and for the periods indicated therein.

            (b) On the Balance Sheet Date, Seller had no Liability of the type which should be reflected in a balance sheet (including the notes thereto) prepared in accordance with GAAP, which was not fully disclosed, reflected or reserved against in the Balance Sheet. Except for Liabilities that have been incurred since the Balance Sheet Date in the Ordinary Course, since the Balance Sheet Date, Seller has not incurred any Liability of the type which would be reflected in a balance sheet (including the notes thereto) prepared in accordance with GAAP.

            7.14 Changes Since the Balance Sheet Date. Since the Balance Sheet
Date:

            (a) The Business has been conducted and carried on only in the Ordinary Course;

            (b) Except for inventory purchased, sold or otherwise disposed of in the Ordinary Course and in connection with Uncommitted Capital Expenditures, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business;

            (c) Except as disclosed in Section 7.14(c) of the Disclosure Schedule, Seller has not sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

            (d) Except as disclosed in Section 7.14(d) of the Disclosure Schedule, Seller has not made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any employee of the Business;

            (e) Except as disclosed in Section 7.14(e) of the Disclosure Schedule, Seller has not increased the rate of compensation of any employee of the Business other than pursuant to regular annual reviews;

            (f) There has been no Material Adverse Change or adverse development with respect to its relations with its regulators (including the Gaming Authorities);

            (g) Seller has not waived, released or cancelled any Accounts Receivable other than in the Ordinary Course;

            (h) Seller has not made any material changes in the terms of any of the Assumed Liabilities;

            (i) Seller has not entered into, authorized or permitted any transaction with any Affiliate, manager, member, stockholder, director or officer of Seller;

            (j) Seller has not made any loans, advances or capital contributions to, or investments in, any other Person other than Ordinary Course business expense advances;

            (k) Seller has not authorized or made any capital expenditures which individually or in the aggregate are in excess of Seller's Capital Expenditures Budget for 2004;

            (l) Except as disclosed in Section 7.14(l) of the Disclosure Schedule, Seller has not changed any accounting systems, policies, principles or practices (including any change in depreciation or amortization policies or rates) used with respect to the Business;

            (m) Seller has not declared or paid any distribution, dividend or similar payment;

            (n) Seller has not made any material change in its marketing or advertising expenditures from Seller's marketing plan for 2004;

            (o) Seller has not made any material change to its casino operations or the policies with respect thereto; or

            (p) Seller has not agreed to do any of the items set forth in Sections 7.14(b), (d), (e), (g), (h), (i), (j), (k), (l), (m), (n) or (o).

            7.15 Insurance. Section 7.15 of the Disclosure Schedule sets forth all policies of insurance which relate to the Business; and all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms. Seller has not been refused any insurance with respect to the Purchased Assets or Business, and any such coverage has not been limited by any insurance carrier to which application has been made for any such insurance or with which any such coverage has been carried.

            7.16 Licenses and Permits. (a) Section 7.16(a) of the Disclosure Schedule sets forth a complete and correct list of all licenses, franchises, permits and other governmental authorizations held by Seller relating to the Business. Such licenses, franchises, permits and other governmental authorizations are valid and in effect and Seller has not received any written notice that any appropriate Governmental Authority intends to cancel, terminate or not renew any of the same. Seller holds all licenses, permits and other governmental authorizations necessary for the conduct of the Business as heretofore conducted.

            (b) Joe Collins holds all gaming and liquor licenses required to perform his responsibilities for Seller at the Casino. To the knowledge of Seller, all other employees of Seller who are required to hold gaming and liquor licenses issued by the Gaming Authorities and liquor licensing Governmental Authorities have such licenses.

            7.17 Environmental Matters. (a) Seller has not used, generated, transported, manufactured, processed, stored, treated or disposed Hazardous Materials, in, beneath or on the Property except as necessary to the conduct of the Business and in material compliance with Environmental Laws. The term "Hazardous Material" shall mean (i) all substances, wastes, pollutants, contaminants and materials ("Substances") regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state and local counterparts, each as amended, as well as these statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq. ("SWDA"), the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (ii) all Substances with respect to which any state, local, territorial or federal governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls ("PCBs"), in each case except for such Hazardous Material present in naturally occurring background concentrations at the Property.

            (b) Seller and the Casino have been and are in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and Seller and the Casino have been and are currently in compliance with all such permits, licenses and authorizations.

            (c) Other than the Real Property, Seller has not owned, leased or controlled any real property. There has not occurred during Seller's ownership of the Real Property or to Seller's knowledge, prior thereto, a Release of any Hazardous Material and to Seller's Knowledge there is no threatened Release of any Hazardous Material on, into, from or beneath the surface of any of the Real Property, and to Seller's knowledge no part of the Real Property is presently contaminated by Hazardous Materials. The term "Release" shall have the meaning set forth in CERCLA and the SWDA, and any comparable state or local law, and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Material.

            (d) Seller has not treated, transported, recycled or disposed, nor has it arranged for any third parties to treat, transport, recycle or dispose, any Hazardous Materials, (i) to or at a site which was not lawfully permitted to receive such Hazardous Material for such purpose, (ii) to or at a site which has been placed on the National Priorities List or its state equivalent, (iii) to or at a site which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent or (iv) in a manner which gives rise to liability under any Environmental Laws. Seller has not received any written notice that Seller is, or may be, a potentially responsible party for any investigation, cleanup or any response or corrective action arising from or relating to the Business or the Purchased Assets under any Environmental Law. Seller has not (i) received any written request for information in connection with any investigation or cleanup arising from or relating to the Business or Purchased Assets or (ii) undertaken (or been requested in writing to undertake) any response or corrective actions or cleanup action of any kind arising from or relating to the Business or the Purchased Assets at the request of any Governmental Authority, or at the request of any other Person.

            (e) There are no aboveground storage tanks, asbestos containing materials, or PCB containing capacitors, transformers or other equipment or to the knowledge of Seller any underground storage tanks on any of the Real Property, except in compliance with Environmental Laws. None of the underground or aboveground storage tanks or the PCB containing capacitors, transformers or equipment, if any, has within the last three (3) years been, and none now need to be, repaired or replaced.

            (f) Section 7.17(f) of the Disclosure Schedule identifies and the Seller has provided Purchaser copies of the following, to the extent in Seller's possession or control: (i) all environmental audits, assessments, reports or occupational heath studies in the possession of Seller with respect to the Business or the Purchased Assets since December 7, 2001, (ii) the results of any groundwater, soil, air or asbestos investigation or monitoring undertaken with respect to any of the Real Property, (iii) all citations issued with respect to the Business or the Purchased Assets since December 7, 2001 under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (iv) all Environmental Claims asserted or threatened in writing or Orders issued with respect to the Business since December 7, 2001 under Environmental Laws.

            (g) The Property is within the boundaries of the North Clear Creek Superfund Site. There are no operational or use restrictions or limitations or current remediation or monitoring activities related to the North Clear Creek Superfund Site or any of its operable units that are currently impacting the operation of the Business.

            (h) For purposes of this Section 7.17, "Environmental Laws" shall mean any and all Laws, permits, consents, approvals, authorizations, common law rules or other requirements having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (i) emissions, discharges, spills, Releases or threatened Releases of Hazardous Materials; (ii) the use, generation, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; or (iii) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all State and local counterparts: CERCLA, SWDA, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.

            (i) Notwithstanding anything contained in this Agreement to the contrary, any further investigation or clean-up of Hazardous Materials required and which Seller contributes thereto as provided for in Section 12.08(h) hereof shall not constitute a breach of this Section 7.17.

            7.18 Employee Benefit Plans and Employment Agreements. (a) Except as set forth in Section 7.18(a) of the Disclosure Schedule, Seller is not a party to, nor does it maintain, contribute to, participate in or have any liability or contingent liability with respect to:

            (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA), or a "multiemployer plan" (as defined in section 3(37) of ERISA);

            (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, sick pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program, fringe benefit arrangements or any other employee benefit plan, program, agreement or policy, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA); or

            (iii) any employment or consulting agreement, in each case with respect to any current or former employee, director, consultant or agent of Seller.

            (b) A true and complete copy of each of the plans, arrangements and agreements set forth in Section 7.18(a) of the Disclosure Schedule (collectively, the "Benefit Plans"), each as in effect on the date hereof, and any other document relating to the Benefit Plans that Purchaser has requested, has been supplied to Purchaser. In the case of any Benefit Plan which is not in written form, Purchaser has been supplied with a true and complete description of such Benefit Plan as in effect on the date hereof.

            (c) As to all Benefit Plans:

            (i) No Benefit Plan is subject to Title IV of ERISA, and Seller has never maintained or contributed to any "employee pension benefit plan" (as defined in section 3(2) of ERISA) that is subject to Title IV of ERISA.

            (ii) Seller does not have liability or contingent liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title 1 of ERISA and section 4980B (or any predecessor section thereto) of the Code.

            (iii) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS that such Benefit Plan is so qualified and that each trust related to such Benefit Plan has been determined to be exempt under
      Section 501(a) of the Code, and to the knowledge of Seller, nothing has occurred subsequent to the issuance of such determination letter that would adversely affect the qualified status of such Benefit Plan or the exempt status of such related trust. No Governmental Authority is auditing or investigating any such Benefit Plan.

            (d) Seller does not contribute to, has never contributed to, and does not have any liability or contingent liability with respect to a multiemployer plan (as defined in section 3(37) of ERISA).

            (e) Except as set forth in Section 7.18(e) of the Disclosure Schedule, the execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment or profit from Seller (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due or increased to any employee or consultant of Seller or (ii) increase or result in any acceleration of the time of payment or vesting any compensation or benefits otherwise payable under any Benefit Plan.

            7.19 Taxes. (a) All Federal, state, local and foreign income, corporation and other Tax Returns related to the Business, the Purchased Assets or the Transferred Employees have been filed by Seller and all other filings in respect of Taxes have been made which were, in each case, required to be filed or made by Seller. All Taxes shown as due on all such Tax Returns and other filings have been paid. There are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of Seller. All Taxes which Seller is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

            (b) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            (c) None of the Purchased Assets constitutes a joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes.

            (d) None of the Purchased Assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as a result of which Seller is not treated as the owner for Federal income tax purposes.

            (e) There is no contract, plan, or arrangement with any Transferred Employee that could result in the Purchaser making a payment subject to Section 280G of the Code.

            7.20 Complimentaries. Since the Balance Sheet Date, Seller has issued and granted complimentaries only in the Ordinary Course and has not issued any coupons with expiration dates more than 30 days subsequent to the date of issuance of such coupon.

            7.21 Customer Database. Except as set forth in Section 7.21 of the Disclosure Schedule, none of Seller or its Affiliates has delivered Seller's customer list or database to any third Person or allowed any third Person to have access thereto.

            7.22 Bobtail Access Agreement. Neither Seller nor the Casino has any outstanding monetary obligations under the Bobtail Access Agreement.

            7.23 2004 Capital Expenditures Budget. The 2004 Capital Expenditures Budget of Seller provided for capital expenditures in the aggregate amount of $1,499,800 million. As of the date of this Agreement, $963,297 have been actually committed on capital expenditures.

            7.24 Disclaimer of Other Representations and Representations. Seller does not make and has not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Except as expressly set forth in this Agreement, no Person has been authorized by Seller to make any representations or warranties relating to Seller or any Affiliate of Seller or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by Seller.

                                  ARTICLE VIII

                   WARRANTIES AND REPRESENTATIONS OF PURCHASER

            Purchaser warrants and represents to Seller (which warranties and representations shall survive the Closing as set forth in Section 12.05 regardless of what examinations, inspections, audits and other investigations Seller and its representatives have heretofore made, or may hereafter make, with respect to such warranties and representations) as follows:

            8.01 Due Incorporation. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its formation.

            8.02 Authority. Purchaser has the limited liability company right and power to enter into, and perform its obligations under this Agreement, and has taken all requisite limited liability company action to authorize the execution, delivery and performance of this Agreement and the consummation of the purchase of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by Purchaser and each is binding upon, and enforceable against, Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

            8.03 No Violations. (a) Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation of the purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise:
(i) conflict with, result in a breach of, or constitute a default under, the Certificate of Formation or operating agreement of Purchaser, or any contract, agreement, commitment or plan to which Purchaser is a party; (ii) violate any Law or Order, in any material respect, assuming that the Gaming Approvals, Liquor Approvals, and any other approvals from Government Authorities have been obtained (including the lapse of any waiting period under the HSR Act); or (iii) except pursuant to the financing arrangements contemplated by the Financing Commitment Letter, result in the creation of any Lien, or other adverse interest upon any material right, property or asset of Purchaser.

            (b) Except for obtaining the Gaming Approvals, Liquor Approvals, and any filing required under the HSR Act, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, authorizations, approvals, filings or registrations that would not have a material adverse effect on the Purchaser.

            8.04 Brokers. Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

            8.05 Ownership. William J. McEnery ("Mr. McEnery") owns, and at all times prior to Closing will own, at least a majority of the outstanding equity interests and voting control of Purchaser.

            8.06 Gaming Licensing; Financing Commitment. Mr. McEnery as an investor in Argosy Gaming Company and Empress Entertainment, Inc. previously held gaming licenses in the States of Illinois, Indiana, Iowa, Missouri and Louisiana. Mr. McEnery has never had a gaming license revoked, suspended or not renewed (upon application). Purchaser knows of no reason why (as it relates solely to Mr. McEnery and his Affiliates) the Gaming Authorities would not grant Gaming Approval. Purchaser knows of no reason why the bank or financial institution set forth in the Financing Commitment Letter would not provide such financing, subject to the satisfaction of the conditions set forth in the Financing Commitment Letter. Purchaser has no knowledge as of the date hereof that any of the conditions set forth in the Financing Commitment Letter will not be met.

            8.07 Litigation and Compliance with Laws. There is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental Authority, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or this Agreement, and , to the knowledge of Purchaser, there are no facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation that would reasonably be expected to have a material adverse effect on Purchaser or adversely affect the ability of Purchaser to consummate the transaction contemplated herein.

                                   ARTICLE IX

                  CONDITIONS TO CLOSING APPLICABLE TO PURCHASER

            The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

            9.01 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.01.

            9.02 Bring-Down of Seller Warranties. Subject to Section 6.02(d), the warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects (except such warranties and representations which are qualified by Material Adverse Change or materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, subject to Section 6.02(d) of this Agreement, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions on its part required to be performed or complied with prior to the Effective Time; and at the Closing. Purchaser shall have received a certificate executed by the President, any Vice President, or Manager of Seller to the foregoing effect.

            9.03 No Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Change. For purposes of this Section 9.03 only, any adverse impact on the Business arising from or relating to the closure of Colorado Route 6 for construction in or around September 2004 for not more than 90 days shall not be deemed to constitute a Material Adverse Change, unless Route 6 is closed as of the Closing Date which shall be a Material Adverse Change.

            9.04 Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending at the Effective Time which could reasonably be expected to result in the issuance of an injunction or other Order prohibiting or making illegal the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, material damages as a result of the consummation of this Agreement.

            9.05 Consents and Approvals. (a) All consents, approvals or authorizations of any Governmental Authority or other Person required on the part of Seller in connection with the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby set forth in Section 7.03(b) of the Disclosure Schedule shall have been duly obtained and shall be in full force and effect as of the Effective Time, and Seller shall have complied with any applicable provisions of Law requiring any notification, declaration, filing, registration and/or qualification with any Governmental Authority in connection with such performance and consummation.

            (b) Without limiting the foregoing, (i) the Gaming Authorities shall have granted Gaming Approval and (ii) the appropriate Governmental Authorities shall have granted Liquor Approval.

            9.06 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired.

            9.07 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.02.

            9.08 Title Policy. At the Closing, Purchaser shall have obtained an owner's title insurance policy dated the Closing Date on ALTA Owner's Form B-1992 with extended coverage insuring over the standard pre-printed exceptions to title customarily contained in such policies, covering the Real Property described in the Title Reports insuring, as of the Closing Date, the fee simple estate of Purchaser in such real estate in an amount consistent with the allocation, subject only to the Permitted Real Estate Encumbrances and containing the following endorsements to the extent available: Access Endorsement, Contiguity Endorsement (if applicable), ALTA 9 Comprehensive Endorsement, Same as Survey Endorsement and Location Endorsement.

            9.09 Lien Releases. All holders of liens and other security interests referenced in Section 7.07 of the Disclosure Schedule including, without limitation, all liens and other security interests granted under the Indenture, shall have agreed to release their respective liens

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upon the payment of the amounts set forth in payoff letters in form and substance satisfactory to Purchaser.

            9.10 Allocation Agreement. The allocation of the Purchase Price shall have been determined in accordance with Section 2.08 hereof.

            Purchaser shall have the right to waive any of the foregoing conditions precedent, except for the conditions set forth in Section 9.05(a) with respect to consents, approvals or authorizations of any Governmental Authority, Section 9.05(b) and Section 9.06.

                                    ARTICLE X

                   CONDITIONS TO CLOSING APPLICABLE TO SELLER

            The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

            10.01 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.01.

            10.02 Bring-Down of Purchaser Warranties. All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects (except for warranties and representations which are qualified by Material Adverse Change or materiality which shall be true and correct in all respects) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with prior to the Effective Time, and at the Closing, Seller shall have received a certificate executed by the President, any Vice President or Manager of Purchaser to the foregoing effect.

            10.03 Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending

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

at the Effective Time which could reasonably be expected to result in the issuance of an injunction or other order prohibiting or making illegal the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim against Seller for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

            10.04 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired.

            10.05 Gaming Authorities. The Gaming Authorities shall have granted Gaming Approval.

            10.06 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents as it may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.03.

            10.07 Allocation Agreement. The allocation of the Purchase Price shall have been determined in accordance with Section 2.08 hereof.

            Seller shall have the right to waive any of the foregoing conditions precedent, except for the conditions set forth in Sections 10.04 and 10.05.

                                   ARTICLE XI

                                   TERMINATION

            11.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

            (a) by mutual consent of Purchaser and Seller;

            (b) by Purchaser or by Seller, if at or before the Closing any conditions set forth herein for the benefit of Purchaser or Seller, respectively, shall not have been timely met or

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

cannot be timely met; provided, (i) the party seeking to terminate is not in breach of or default in any material respect under any of its covenants, obligations or agreements under this Agreement and (ii) no warranty or representation made by such terminating party shall have been incorrect in any material respect when made;

            (c) by Seller if the Commission votes against or rejects the issuance of the gaming license to Purchaser or determines any Associated Person of Purchaser to be "unsuitable" or if Purchaser withdraws its application for the gaming license, either with or without prejudice to re-filing;

            (d) by Seller anytime between January 1, 2005 and January 15, 2005 if Purchaser fails to deliver to Seller on or prior to 5:00 P.M., Detroit time on December 31, 2004 the Year-End Certificate;

            (e)(x) by Purchaser or by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before May 2, 2005, or such later date as may have been agreed upon in writing by the parties hereto or (y) by Purchaser if the closing of the transactions contemplated by this Agreement shall not have occured on or before the Extended Closing Date; provided in the case of clauses (x) and (y), (i) the party seeking to terminate is not in breach of or default in any material respect under any of its covenants, obligations or agreements under this Agreement and (ii) no warranty or representation made by such terminating party shall have been incorrect in any material respect when made; or

            (f) by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, is untrue in any material respect, or Seller on one hand or Purchaser on the other hand, respectively, shall have breached in any material respects any of its covenants, agreements or obligations under this Agreement; or

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

            (g) by Seller, if all of the conditions set forth in Article IX are satisfied but Purchaser fails to obtain the necessary financing to consummate the purchase contemplated hereby.

Except as otherwise provided in Section 1.05(b), (c) and (d) and Section 15.06 hereof, any termination pursuant to this Article XI shall not limit or restrict the rights or other remedies of any party hereto.

                                  ARTICLE XII

                                INDEMNIFICATION

            12.01 Seller's Indemnification. (a) Subject to the terms and conditions set forth herein, Seller agrees to indemnify, defend and hold Purchaser and its Affiliates, and their respective managers, members, officers, directors, stockholders, employees and agents and their respective successors and assigns (collectively "Purchaser Indemnified Person(s)"), harmless against any Adverse Consequences, which may arise out of or be in respect of (i) any breach or violation of this Agreement by Seller, (ii) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Seller in this Agreement, (iii) any inaccuracy or misrepresentation in the Disclosure Schedule or the certificate delivered pursuant to Section 9.02 hereof, and (iv) any and all Retained Liabilities of Seller.

            (b) Notwithstanding any other provision of this Agreement, the Seller shall indemnify the Purchaser Indemnified Parties for all Taxes (other than Taxes that are Assumed Taxes) of the Seller or its Affiliates or that relate to, or are imposed upon, the Purchased Assets, Business, or Transferred Employees, for periods ending on or before the Closing Date. For purposes of this provision and definition of Assumed Taxes, Taxes that are real or personal property Taxes for any period beginning before and ending after the Closing Date shall be allocated to the portion of the period ending on the Closing Date, and reflected as such on the

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

Closing Balance Sheet, based on the days during the applicable period during which the Seller owned the Purchased Assets.

            12.02 Purchaser Indemnification. Purchaser agrees to indemnify, defend and hold Seller harmless against any Adverse Consequences, which may arise out of or be in respect of (a) any breach or violation of this Agreement by Purchaser, (b) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by Purchaser in this Agreement, (c) any inaccuracy or misrepresentation in the certificate delivered pursuant to Section 10.02 hereof and (d) any and all Assumed Liabilities.

            12.03 Indemnification Notice. Promptly upon obtaining knowledge of any claim, event, statements of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article XII (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "Indemnifying Party"), if applicable, prior to the expiration of the survival period set forth in Section 12.05, setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify, defend and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Adverse Consequence for which the Indemnified Party is entitled to indemnification hereunder.

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

            12.04 Indemnification Procedure. (a) If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section
12.03 is a claim or demand asserted by a third party, the Indemnifying Party shall have thirty (30) days after the Date of the Notice of Claim (as that term is hereinafter defined) to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise, or consent to the entry of any judgment with respect to, such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense. The Indemnifying Party shall not settle, compromise or consent to the entry of a Judgment with respect to any such third party claim or demand without the consent of the Indemnified Party which consent shall not be unreasonably withheld. If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) the Indemnified Party shall not pay, settle or compromise, or consent to the entry of any judgment

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

with respect to, such third party claim or demand without the consent of the Indemnifying Party which consent shall not be unreasonably withheld and (iii) the Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XII.

            (b) Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within thirty
(30) days after the Date of the Notice of Claim.

            (c) The term "Date of the Notice of Claim" as used in this Article XII shall mean the date the Notice of Claim is deemed delivered pursuant to
Section 16.12.

            12.05 Survival of Representations and Warranties. All of the representations and warranties made by each party in this Agreement shall survive the Closing until the 450th day after the Closing Date; provided, however, that the representations and warranties set forth in Sections 7.02, 7.04, 7.07, and 7.19 hereof shall survive until the expiration of the applicable statute of limitations and the representations and warranties set forth in
Section 7.17 shall survive until the third anniversary date of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party with respect to any right of indemnification; provided, however, that the party seeking indemnification has given a Notice of Claim in accordance with Section 12.03 to the other party prior to the expiration of the applicable survival period.

            12.06 Limitations on Liability.

            (a) Seller shall not have any liability or obligation to Purchaser for Adverse Consequences with respect to any claim for indemnification related to any inaccuracy or

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

misrepresentation in or breach of any of the warranties and representations contained in Article VII (except the Certain Warranty Sections) or the covenants in Article V until the total of all Adverse Consequences with respect to such matters exceed $500,000 (the "Threshold"), and thereafter, liability shall be only for those Adverse Consequences in excess of the Threshold.

            (b) Seller shall not have any liability or obligation to Purchaser in connection with any claim related to this Agreement in excess of $12.5 million, except for (i) claims relating to Retained Liabilities, with respect to which Seller's maximum liability to Purchaser shall not exceed the Purchase Price less the aggregate of all other Indemnification Claims of Purchaser hereunder; and (ii) claims for fraud or criminal conduct which shall be unlimited.

            (c) The determination of the amount of any Adverse Consequences arising out of the breach of more than one representation, warranty, covenant or agreement shall be determined without duplication or double counting of the same Adverse Consequences.

            (d) Any amounts payable by Seller pursuant to this Article XII shall be reduced by (i) any related insurance recoveries of Purchaser net of cost incurred for such recoveries and (ii) any payments made to Purchaser in respect of an indemnification claim from third parties who are not Affiliates of Purchaser.

            (e) Purchaser shall use commercially reasonable efforts to mitigate any Adverse Consequences for which Seller may be liable pursuant to this Agreement.

            (f) After the Closing, Article XII shall be Purchaser's sole and exclusive remedy against Seller for any claims or causes of action that may arise or relate to this Agreement or the transaction contemplated hereby, other than claims or causes of action based on fraud or criminal conduct.

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

            (g) Notwithstanding anything herein to the contrary, Adverse Consequences will not include special, indirect, consequential or punitive damages, except to the extent the claim is a third party claim and the third party is awarded special, indirect, consequential or punitive damages

            12.07 Inapplicability of Limitations. (a) Seller's liability to Purchaser Indemnified Persons for indemnification claims for Certain Warranty Sections or any other Article in this Agreement other than Article (V) and (VII) (except Certain Warranty Sections) shall not be subject to the limitations set forth in Section 12.06(a).

            (b) If a Purchaser Indemnified Person's indemnification claim is both a breach of a representation or warranty in Article (VII) and a Retained Liability of Seller not assumed by Purchaser pursuant to Section 2.06(a) hereof, then the limitations set forth in Section 12.06(a) and (b) shall not apply or restrict Purchaser's right to indemnification.

            (c) Subject to Section 7.17(i) and without limiting the foregoing, if a Purchaser Indemnified Person's indemnification claim is both a breach of the representation and warranty set forth in Section 7.17 and an Assumed Liability, then such claim shall be treated as a breach of Section 7.17 and shall be subject to the limitations set forth in Section 12.05 and 12.06(b).

            12.08 Environmental Remediation Due to Expansion. In the event that after the Closing Date, Purchaser commences construction at the Real Property for purposes of expanding the facilities, and during such construction Purchaser determines that Hazardous Materials are present at the Real Property which were not released by the Purchaser after the Closing Date, and such Hazardous Materials require further investigation or clean-up pursuant to applicable Environmental Laws, then Seller and Purchaser agree as follows:

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

            (a) Except to the extent provided in this Section 12.08, liability for all investigation or clean-up shall be an Assumed Liability;

            (b) Purchaser shall have the right to control the management of any further investigation or clean-up of Hazardous Materials at the Real Property; provided, however, that Purchaser shall give Seller twenty-five (25) days' notice prior to the implementation of any such further investigation or clean-up, Seller shall have the opportunity to comment on such plan, and Purchaser will consider and incorporate all reasonable comments on such plan;

            (c) In undertaking any further investigation or clean-up, Purchaser shall retain a qualified independent environmental consultant, which consultant shall be subject to Seller's approval (such approval not to be unreasonably withheld). Seller and Purchaser agree that ENVIRON International Corporation ("Environ") is an acceptable environmental consultant;

            (d) Purchaser shall comply with all applicable Laws, including Environmental Laws, with respect to any further investigation or clean-up;

            (e) Purchaser shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans and final reports and shall give Seller a reasonable opportunity (which shall not be less than fifteen (15) days) at Seller's own expense to comment on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor any further investigation or clean-up, including, any field work undertaken by Purchaser. Notwithstanding the above, Seller shall not take any actions that shall unreasonably interfere with Purchaser's performance of any further investigation or clean-up;

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

            (f) Any further investigation or clean-up shall be deemed to be completed when, to the extent required by applicable Environmental Laws, each applicable Governmental Authority responsible for overseeing the further investigation or clean-up issues a written notice that no further action is required or if no governmental oversight is applicable under Environmental Laws, then ENVIRON or other consultant reasonably acceptable to both parties determines that any further investigation or clean-up satisfies criteria applicable to Purchaser's use of the Property established under Environmental Laws;

            (g) Purchaser agrees to use commercially reasonable efforts to complete the further investigation or clean-up in a cost efficient manner which will comply with Environmental Laws; and

            (h) All costs and expenses relating to the further investigation or clean-up, including but not limited to, the costs and expenses of the environmental consultant shall be paid by Purchaser; provided, however, Seller shall promptly reimburse Purchaser for fifty percent (50%) of all such costs and expenses up to a maximum reimbursement amount by Seller of $500,000.

            (i) Notwithstanding any other provision of this Agreement, the obligations of Seller under this Section 12.08 shall terminate on the second anniversary date of the Closing Date except for any investigation, clean-up or remediation which is commenced prior to such date in which event Seller's obligations under this Section 12.08 shall terminate as provided in Section 12.08(f) with respect to ongoing matters.

            (j) The obligations of Seller and Purchaser under Section 12.08(h) shall not be subject to the limitations set forth in Section 12.06(a) and (b). Any Liability for further

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

investigation or clean-up contemplated by Section 12.08 shall neither be considered nor treated as a breach of Section 7.17 of this Agreement.

                                 ARTICLE XII I

                                 CONFIDENTIALITY

            13.01 Confidentiality of Materials. Purchaser and Seller agree to be bound by that certain Confidentiality Agreement dated April 14, 2004, between Seller and Mr. McEnery (the "Confidentiality Agreement") as fully as though Purchaser and Seller had executed and delivered the Confidentiality Agreement at the time originally executed.

                                  ARTICLE XIV

                                EMPLOYEE MATTERS

            14.01 Employees to be Hired by Purchaser. (a) Upon Closing, Purchaser shall offer employment to each of the employees employed by the Business at Closing (each an "Employee") except for (i) those individuals holding positions with Seller of Department Head or higher who are identified as not being hired by Purchaser within sixty (60) days after the date the execution of the Agreement is publicly announced; and (ii) employees who as of the Closing Date are on leave of absence or disability leave relating to physical or mental disability (including leave pursuant to the FMLA). Each offer of employment shall be at compensation levels that are in the aggregate substantially comparable to that provided by Seller immediately prior to the Closing Date. Employees who accept Purchaser's offer of employment including those on leave of absence or disability and hired by Purchaser after the Closing Date pursuant to
Section 14.01(c) hereof are hereinafter collectively called "Transferred Employees." The Purchaser shall, as soon as reasonably practicable, notify Seller of any Employee who does not become a Transferred Employee.

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

            (b) The Closing Balance Sheet shall set forth an accrual as a Current Liability for any vacation or holiday pay and sick pay earned on or prior to the Effective Time for the Transferred Employees.

            (c) At Closing, Seller shall furnish Purchaser with a list of Employees on leave of absence or disability leave relating to physical or mental disability, including those on leave pursuant to the FMLA. Purchaser shall hire any such Employee at the time of his or her application to return to work who is medically authorized to return to work and is capable of performing the job that such Employee held prior to the leave of absence or disability leave without any greater restriction than was in effect with respect to such Employee prior to such leave of absence or disability.

            (d) Seller shall be solely responsible for any severance pay, termination, indemnity pay, salary continuation, special bonuses or like compensation and any other claims or causes of action asserted by any Employee who does not become a Transferred Employee at Closing, including thereafter in the case of Employees on leave of absence or disability leave not required to be hired by Purchaser pursuant to Section 14.01(c) hereof, and Seller agrees to indemnify, defend and hold Purchaser harmless from and against any Adverse Consequences Purchaser suffers resulting from any claim by the Transferred Employees that the transaction contemplated by this Agreement gives rise to a right to receive any such severance or other payments, bonuses or compensation.

            (e) Purchaser shall be solely responsible for, and shall indemnify and hold Seller harmless from, any Adverse Consequences for severance pay, termination, indemnity pay, salary continuation, special bonuses or like compensation arising from, relating to, or claimed by reason

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

of actions taken by Purchaser with respect to any Transferred Employee at and after the Effective Time.

            14.02 Workers' Compensation and Medical Claims. (a) Seller shall remain solely liable for amounts owed to Employees (including Transferred Employees) and former employees under the applicable workers' compensation laws for claims, both medical and disability, or pursuant to other government-mandated programs, for work-related injuries or the onset of a work-related medical condition sustained by an Employee prior to the Effective Time (whether or not reported or filed), including but not limited to (i) wage replacement and settlement costs and (ii) medical costs for medical services and hospitalization. Purchaser shall be solely liable for amounts owed to Transferred Employees for such claims of Transferred Employees for work-related injuries or the onset of a work-related medical condition sustained on or after the Effective Time, including but not limited to (i) wage replacement and settlement costs to the extent payable after the Effective Time and (ii) medical costs for medical services and hospitalization. Notwithstanding anything else in this Section 14.02(a), once an Employee becomes a Transferred Employee, Seller shall have no liability with respect to any Workers' Compensation reactivated after the Closing Date (including with respect to a repetitive motion or chronic medical condition).

            (b) Effective as of the Effective Time, Purchaser shall provide the Transferred Employees with employee welfare benefits plans, including medical, dental, life insurance, health, accident or disability plans (the "Replacement Benefit Plans"), that Purchaser intends to be substantially comparable, in the aggregate, to the employee welfare benefits plans, including medical, dental, life insurance, health, accident or disability plans, that were provided by Seller and that covered such Transferred Employees on the date immediately preceding the Closing

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

Date. For those Transferred Employees who timely enroll in the Replacement Benefit Plans in accordance with the terms of the Replacement Benefit Plans and any applicable rules or administrative requirements, Purchaser, to the extent feasible, shall waive any pre-existing condition clauses in the Replacement Benefit Plans to the extent such Transferred Employees satisfied the pre-existing condition requirements under Seller's employee welfare benefit plans and shall grant such Transferred Employees credit for any deductible and co-payment amounts already expended under Seller's plans for the current year-to-date and for their prior service with Seller for purposes of determining deductibles, co-payments, eligibility and vesting under such Replacement Benefit Plans.

            (c) Seller shall remain solely responsible in accordance with its employee welfare benefit plans for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Employees (including Transferred Employees) of the Business under any such employee welfare benefit plans of Seller which claims relate to charges or services provided prior to the Effective Time. Seller shall have no responsibility for any such claims for benefits brought by or in respect of Transferred Employees which claims relate to charges or services provided on or after the Effective Time.

            (d) As of the Closing, with respect to former and retired employees of the Business who had terminated employment or retired on or prior to the Closing, Seller shall be liable for all Liabilities in connection with claims for benefits brought by or in respect of such former or retired employees of the Business under any of Seller's employee welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability benefits or otherwise.

            14.03 401(k) Plan. The Transferred Employees who participate in the 401(k) plan of Star (the "Star 401(k) Plan") will incur a severance from employment under the Star

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

401(k) Plan on the Closing Date and will be entitled to receive a distribution of their benefits from the Star 401(k) Plan. After the Closing Date, and in accordance with current administrative procedures of the Star 401(k) Plan, Seller shall cause to be distributed to such Transferred Employees such notices and forms that are provided to participants who incur a severance from employment so that such Transferred Employees may elect to receive a distribution of their benefits from the Star 401(k) Plan. Effective as of the Effective Time, Purchaser shall establish for the Transferred Employees a tax-qualified retirement plan with a 401(k) feature ("Purchaser's 401(k) Plan") that Purchaser intends to be substantially comparable to the Star 401(k) Plan that covered such Transferred employees on the date immediately preceding the Closing Date. All Transferred Employees shall receive credit for their prior service with Seller for purposes of eligibility and vesting under Purchaser's 401(k) Plan. In accordance with the administrative procedures of Purchaser's 401(k) Plan, such Transferred Employees may elect to make a rollover contribution to Purchaser's 401(k) Plan.

            14.04 No Assumption of Plans. It is expressly agreed that Purchaser is not assuming Seller's obligations with respect to any of Seller's Benefit Plans, nor is Purchaser assuming sponsorship of such Benefit Plans.

                                   ARTICLE XV

                            CERTAIN OTHER AGREEMENTS

            15.01 Post Closing Access to Records. Each party agrees to provide the other with access to, and the right to copy, and/or cause its relevant auditor or tax advisor to provide such access to and right to copy, all relevant documents and other information which may be needed by such other party for purposes of preparing tax returns or responding to an audit by any Governmental Authority or for any other reasonable purpose. Such access will be during normal business hours and not subject to time limitations. Further, each of Seller and Purchaser agrees

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

for a period extending five (5) years after the Effective Time not to destroy or otherwise dispose of any records relating to the period prior to Purchaser's acquisition of the Purchased Assets. After such five (5) year period, Purchaser or Seller, as the case may be, may destroy or otherwise dispose of such records if Purchaser or Seller, as the case may be, shall offer in writing to surrender such records to Seller or Purchaser, as the case may be, and Seller, or Purchaser, as the case may be, shall fail to agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

            15.02 Consents Not Obtained at Closing. Seller agrees to attempt diligently to obtain any necessary consents which may be required to effect the assignment to Purchaser of the contract obligations transferred to Purchaser under the Agreement, and Purchaser will diligently cooperate with Seller in obtaining the same, and will take such steps as reasonably requested by Seller with respect thereto. In such cases where such consents have not been obtained by the Effective Time, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to the assigned contracts and commitments, and Purchaser shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of the Seller's rights and liabilities on and after the Closing Date under such assigned contracts and commitments, and Seller shall take all necessary steps and actions to provide Purchaser with the benefits of such contracts and commitments. Nothing contained in this Section 15.02 shall limit or amend the condition precedent set forth in
Section 9.05(a) hereof.

            15.03 Bulk Sale Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in

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

consideration of such waiver by Purchaser, Seller shall indemnify, defend and hold Purchaser Indemnified Persons harmless against any Adverse Consequences resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

            15.04 Website. Seller agrees that, within 90 days following the Closing Date, it will remove, or cause to be removed, from the website, "www.fitzgeralds.com", and any other websites operated by or under the control of Star and its Affiliates containing references to the Casino, all references to the Casino.

            15.05 Construction - City of Blackhawk.

            (a) Pending Closing, Seller agrees to cooperate with Purchaser in connection with Purchaser's preparation and submittal to the City of Black Hawk ("City") of (i) an Amended PUD/Certificate of Appropriateness; (ii) an Amended Site Plan; and (iii) other customary ancillary documents, including a Subdivision Agreement, Escrow Agreement, traffic studies, and easements and dedications (collectively, all of the foregoing being "Construction Approvals") for approval of the construction of the expanded casino (without hotel) based substantially on Seller's existing plans for such expansion. Seller agrees to make available both Joe Collins and Jim LeFresne from time to time to assist Purchaser in obtaining such Construction Approvals. Purchaser acknowledges and agrees that such availability of Messrs. Collins and LeFresne must be compatible with their primary job responsibilities to Seller, in the case of Mr. Collins, and Star, in the case of Mr. LeFresne. Seller shall not be required to reimburse Seller or Star for their salaries or benefits but shall reimburse Seller or Star for any out-of-pocket travel expenses incurred by either. Purchaser shall be responsible for all filing fees and expenses of third parties in connection with the preparation of the Construction Approvals. Purchaser shall not agree to

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any commitments on behalf of Seller, Star or their Affiliates with respect to the expansion project.

            (b) Pending Closing, notwithstanding any other provision of this Agreement, Seller covenants and agrees not to enter into any commitments or agreements with the City which would result in post-Closing Liability (monetary or otherwise) to Purchaser, without Purchaser's prior written consent.

            (c) Seller acknowledges and agrees that any claim, action or proceeding taken or filed by the City arising from the actions or omissions of Seller, Star or its Affiliates occurring prior to the Closing Date shall be a Retained Liability.

            15.06 Storm Sewer Easement

            (a) Seller agrees to promptly contact the City after the date hereof and seek their agreement to re-route the current plan for the placement of the storm sewer easement so that, if the City agrees, the easement as re-routed when constructed would permit the expansion to include the additional parking and staging area for valet parking in the current alleyway between the Rohling Building and the Masonic Building with egress being on Gregory Street. Seller will consult with Purchaser regarding its discussions with the City and will keep Purchaser advised of developments. Seller will not agree to any agreement with the City which requires a monetary contribution or participation by Seller without Purchaser's consent.

            (b) If the City agrees to such re-routing of the easement and such agreement requires a monetary contribution or participation by Seller then the parties hereto agree as follows:

            (i) the monetary contribution or participation by Seller to re-route the easement or any architect fees, third party expert fees or any attorney fees incurred after

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      the date of this Agreement ("Easement Costs") shall be disbursed from the
      Earnest Money held by the Escrow Agent upon the joint written instructions of Seller and Purchaser;

            (ii) in the event of the Closing of the transactions under this Agreement, then Purchaser shall pay the Easement Costs to Seller at Closing;

            (iii) in the event this Agreement is terminated then the payment or reimbursement of Easement Costs is governed by Sections 1.05(b), (c) or
      (d).

            (iv) Seller and Purchaser agree to give all necessary joint written instructions to the Escrow Agent to effect the foregoing; and

            (v) All decisions and expenditures (including, but not limited to, selection of contractors, architects, third party experts or attorneys and acceptance of bids) shall be jointly made by Seller and Purchaser.

            (c) Any payments owed by Purchaser or Seller pursuant to Sections 1.05(b), (c) or (d) with respect to the Easement Costs shall be made within five (5) days of the date the Agreement is terminated and shall bear interest at the rate of 6% per annum from such date until paid.

            15.07 Temporary License. Star, on behalf of itself and its Affiliates, hereby grants to Purchaser a non-exclusive royalty free license permitting Purchaser for a period of ninety (90) days after Closing to use inventory of the Casino which bears a trade/service mark of Star or one of its Affiliates and which is not licensed pursuant to the License Agreement.

            15.08 Employment Records of Transferred Employees. Seller is retaining the employment records relating to the Transferred Employees, however, Seller shall, so long as it does not violate any Law, furnish Purchaser access or the information with respect to the Transferred Employees so Purchaser may fulfill its obligations pursuant to Article XIV hereof;

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and if Purchaser provides Seller with a written release signed by a Transferred
Employee, Seller will provide Purchaser with a copy of such Transferred Employee's employment records.

                                   ARTICLE XVI

                                  MISCELLANEOUS

            16.01 Cost and Expenses. (a) Purchaser will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Seller will pay its costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

            (b) Notwithstanding the foregoing or anything else herein to the contrary, Purchaser and Seller shall, whether or not the transactions contemplated under this Agreement are consummated, each pay half of all (i) real property transfer or similar taxes described in Section 2.07 incurred in connection with the transactions hereunder; (ii) filing fees required by the HSR Act incurred in connection with the transactions hereunder; and (iii) costs and expenses of the Title Reports and insurance policies and surveys referred to in
Section 6.02, up to an aggregate amount of $300,000 (the "Shared Expense Cap") and Purchaser shall be responsible for the payment of all such fees and expenses in excess of the Shared Expense Cap.

            16.02 Entire Agreement. The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and

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supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

            16.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

            16.04 Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate; and provided, further, however, that Purchaser and its Affiliates may assign, in whole or in part, its or their rights under this Agreement to any lender or lenders. Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement, and further Purchaser guarantees to Seller the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to each such Affiliate of Purchaser where reference is made to actions to be taken with respect to the acquisition of the Business or Purchased Assets, and shall be deemed to include both Purchaser and each such Affiliate where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

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            16.05 Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

            16.06 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

            16.07 Risk of Loss. Risk of loss, damage or destruction to the Purchased Assets shall be upon Seller until the Closing, and shall thereafter be upon Purchaser.

            16.08 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Colorado excluding the "conflict of laws" rules thereof.

            16.09 Press Releases. Pending Closing, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated, and agreed to by Purchaser and Seller, except to the extent disclosures are required by Law.

            16.10 U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

            16.11 Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and shall survive the Closing.

            16.12 Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or sent by

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U.S. mail (return receipt requested) or reputable overnight delivery service and properly addressed as follows:

         To Purchaser:

         Legends Gaming, LLC
         160 S. LaGrange Road
         Frankfort, IL 60423
         Fax: (815) 469-0395
                  Attention: William J. McEnery and G. Dan Marshall

         With Copy To:

         Winston & Strawn LLP
         35 West Wacker Drive
         Chicago, IL 60601
         Fax: (312) 558-5700
                  Attention: Joseph A. Walsh, Jr.

         To Seller:

         The Majestic Star Casino, LLC
         163 Madison Street
         Suite 2000
         Detroit, MI 48226
         Fax: (313) 496-8400
                  Attention: Don H. Barden, Chief Executive Officer

         With Copy To:

         The Majestic Star Casino, LLC
         301 Fremont Street
         Las Vegas, NV  89101
         Fax: (702) 382-5562
                  Attention: Cara Brown, Vice President and General Counsel

                  and

         Dykema Gossett PLLC
         2723 South State Street
         Suite 400
         Ann Arbor, MI  48108
         Fax: (734) 214-7696
                  Attention: Barbara Kaye

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            (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

            (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 16.12 if delivered personally or by U.S. mail (return receipt requested) or air courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

            16.13 No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto and Purchaser Indemnified Persons, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by either Seller or Purchaser contained in this Agreement.

                            [signature page follows]

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            IN WITNESS WHEREOF, the parties hereto have executed this Asset
Purchase Agreement the day and year first above written.

                                          BARDEN COLORADO GAMING, LLC

                                          By: /s/ Don H. Barden
                                             -----------------------------------
                                          Title: President
                                                --------------------------------
                                          LEGENDS GAMING, LLC

                                          By: /s/ G. Dan Marshall
                                             -----------------------------------
                                          Title: CFO
                                                --------------------------------

                                          /s/ William J. McEnery
                                          --------------------------------------
                                          William J. McEnery
                                          solely for purposes of Section 4.02
                                          hereof

                              GUARANTY AND JOINDER

      The undersigned hereby irrevocably, absolutely and unconditionally guarantees the obligations and liability of Seller under Section 2.05 and
Article XII of this Agreement. Purchaser shall not be required to pursue any action or remedies against Seller under Section 2.05 and/or Article XII, as the case may be, of this Agreement before the undersigned is liable to Purchaser. This is a guarantee of payment by the undersigned. The undersigned shall be entitled to any defenses available to Seller.

      The undersigned covenants and agrees with Purchaser that the undersigned shall comply and be bound by the terms of Section 5.04 of the Agreement to the same extent that Seller is bound by such Section 5.04.

      The undersigned agrees to the terms set forth in Section 15.07 hereof.

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      The undersigned hereby represents and warrants to Purchaser that this
Guaranty and Joinder (i) has been approved by all necessary corporate action,
(ii) does not conflict with the undersigned's formation or organization documents, the Indenture or any other material contract or agreement to which the undersigned is a party or bound and (iii) is a valid, binding agreement of the undersigned and enforceable against the undersigned in accordance with its terms.

                                                 THE MAJESTIC STAR CASINO, LLC

Dated:                                           By:/s/ Don H. Barden
                                                    ----------------------------
July 12, 2004                                    Title: President
                                                      --------------------------

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                     DISCLOSURE SCHEDULE - LIST OF SECTIONS*

1.  Section 1.02: Rights, Assets and Properties Included in Retained Assets
2.  Section 6.02(a): Real Estate Encumbrances: Other Matters
3.  Section 7.03(b): No Violations and Consents
4.  Section 7.05: Required Assets
5.  Section 7.06: Related Party Transactions
6.  Section 7.07: Title to Purchased Assets
7.  Section 7.09(a): Land
8.  Section 7.09(c): Condemnation or Eminent Domain Proceedings
9.  Section 7.09(e): Permits and Licenses to Expand
10. Section 7.10(d): Actions by Gaming or Liquor Licensing Governmental
                     Authorities
11. Section 7.11(a): Trade/Service Marks Utilized
12. Section 7.11(e): Intellectual Property
13. Section 7.12(a): Contracts
14. Section 7.14(c): Loss or Damage
15. Section 7.14(d): Payments Under Employee Plans
16. Section 7.14(e): Increases in Employee Compensation
17. Section 7.14(l): Accounting Changes
18. Section 7.15: Insurance
19. Section 7.16(a): Licenses and Permits
20. Section 7.17(f): Environmental Matters
21. Section 7.18(a): Employee Benefit Plans
22. Section 7.18(e): Payments from Seller in Connection with Agreement
23. Section 7.21: Customer Database

* the Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.